Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF MARCH 6, 2026,

AMONG

SERVIER PHARMACEUTICALS LLC,

SERVIER DETROIT INC.,

DAY ONE BIOPHARMACEUTICALS, INC.

AND,

SOLELY FOR THE PURPOSES OF SECTION 10.12,

SERVIER S.A.S.

i

ii

Exhibits

EXHIBIT A	Offer Conditions

EXHIBIT B	Certificate of Incorporation of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 6, 2026 (this “Agreement” and, such date, the “Agreement Date”), by and among Servier Pharmaceuticals LLC, a Delaware limited liability company (“Parent”), Servier Detroit Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Day One Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), and, solely for the purposes of Section 10.12, Servier S.A.S., a French société par actions simplifiée (“Guarantor”).

WHEREAS, on the terms and subject to the conditions of this Agreement, Parent has agreed to cause Merger Sub to commence a cash tender offer (as it may be amended from time to time in accordance with the terms of this Agreement, the “Offer”) to purchase all the outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) for $21.50 in cash per share of Company Common Stock (such amount or any greater amount per share of Company Common Stock that may be paid pursuant to the Offer in accordance with the terms of this Agreement, the “Offer Price”), net to the seller in cash, without interest thereon;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, and pursuant to the Merger, each share of Company Common Stock that is not validly tendered and irrevocably accepted for purchase pursuant to the Offer, except as provided in this Agreement, shall be converted in the Merger into the right to receive an amount equal to the Merger Consideration, net to the seller in cash, without interest thereon;

WHEREAS, Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be governed by and effected under Section 251(h) of the DGCL and, subject to the terms of this Agreement, effected as soon as practicable following the consummation (as defined in Section 251(h)(6) of the DGCL) of the Offer;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that the Offer, the Merger and the other transactions contemplated pursuant to this Agreement (collectively, the “Transactions”) are fair to, and in the best interests of, the Company and its stockholders, (ii) duly authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, (iii) declared this Agreement and the Transactions advisable and (iv) recommended that the Company’s stockholders accept the Offer and tender their shares of Company Common Stock in the Offer;

WHEREAS, the Board of Managers of Parent and the Board of Directors of Merger Sub have duly authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions, and the Board of Directors of Merger Sub has declared this Agreement and the Transactions advisable and recommended that Parent, as sole stockholder of Merger Sub, adopt this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that (i) contains confidentiality provisions that are not less favorable to the Company in any material respect than those contained in the Confidentiality Agreement (provided that such confidentiality agreement may omit to contain a “standstill” or similar obligation) and (ii) does not prohibit or impede the Company from providing any information to Parent or its Representatives in accordance with Section 6.02 or otherwise complying with its obligations under this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such first Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Authorizations” means any approvals, authorizations, certificates, registrations, licenses, exemptions, permits and consents of Governmental Entities.

“Book-Entry Shares” means shares of Company Common Stock not represented by certificates and held in the Direct Registration System.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C., are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law to close in New York, New York or Paris, France.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commonly Controlled Entity” means any Person that is, or was at the relevant time, treated as a single employer together with the Company or any Company Subsidiary under Section 414 of the Code or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Company Benefit Agreement” means each employment, compensation, consulting, severance, retention, change in control, termination or similar agreement or arrangement between the Company or a Company Subsidiary, on the one hand, and any current or former employee, director, officer or individual service provider of the Company or a Company Subsidiary, on the other hand (but excluding any Company Benefit Plan), other than any agreement or arrangement mandated by applicable Law.

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and any bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity-based compensation, vacation, severance, change in control, disability, death benefit, hospitalization, medical, health, welfare, vacation, paid time off, fringe benefit or other benefit or compensation plan, policy, program, agreement, arrangement or understanding, in each case, that is sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or either Company Subsidiary for the benefit of any current or former director, officer, employee or individual service provider of the Company or a Company Subsidiary or under or with respect to which the Company or either Company Subsidiary has or could reasonably be expected to have any current or contingent liability or obligation, other than any plan, policy, program, arrangement or understanding mandated by applicable Law.

“Company Employee” means each individual who is employed by the Company or a Company Subsidiary immediately prior to the Effective Time and who continues employment with Parent or the Surviving Corporation or any of their respective subsidiaries or Affiliates as of immediately following the Effective Time.

“Company ESPP” means the Company’s 2021 Employee Stock Purchase Plan.

“Company Intellectual Property” means Intellectual Property that is owned by, purported to be owned by, exclusively licensed to, or purported to be exclusively licensed to the Company or either Company Subsidiary.

“Company Material Adverse Effect” means any change, event, condition, development, circumstance, state of facts, effect or occurrence, either alone or in combination, that (i) has had a material adverse effect on the business, financial condition, assets or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) prevents, or would reasonably be expected to prevent, the Company from consummating the Transactions on or before the Outside Date; provided that, for purposes of clause (i), none of the following, and no change, event, condition, development, circumstance, state of facts, effect or occurrence that results from or arises in connection with the following, either alone or in combination, shall be deemed to constitute a Company Material Adverse Effect and none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: any change, event, condition, development, circumstance, state of facts, effect or occurrence to the extent resulting from or arising in connection with (A) general conditions (or changes therein) in the industry in which the Company and the Company Subsidiaries operate, (B) general economic or regulatory, legislative or political conditions (or changes therein), including any actual or potential stoppage, shutdown, disputed election, default or similar event or occurrence affecting a national or federal government, or securities, credit, banking, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels or trading volumes), in each case, in the United States, the European Union or elsewhere in the world, (C) any change in applicable Law or GAAP, (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts or threats of war (whether or not declared), sabotage, cyber-intrusion or terrorism, or any escalation or worsening of any of the foregoing, (E) any epidemic, pandemic, disease outbreak or other public health-related event (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Officials thereto), hurricane, tornado, flood, fire, volcano, earthquake or other natural or man-made disaster or any other national or international calamity, crisis or disaster, (F) the failure, in and of itself, of the Company to meet any internal or external projections, forecasts, estimates or predictions in respect of any financial or operating metrics before, on or after the Agreement Date, or changes in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the announcement, pendency or performance of any of the Transactions, including the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates, any stockholder Proceeding (direct or derivative) in respect of this Agreement or any of the Transactions and any loss of or change in relationship, contractual or otherwise, with any Governmental Entity, supplier, vendor, customer, service provider, collaboration partner, licensor, licensee or any other party having business dealings with the Company or either Company Subsidiary (including the exercise, or prospective exercise, by any party of any rights that arise upon a change of control), or departure of any employees or officers, of the Company or either Company Subsidiary (provided that this clause (G) shall not apply with respect to (1) any representation or warranty contained in Section 4.05 but, in any event, subject to the disclosures set forth in the Company Disclosure Letter otherwise in accordance with this Agreement, (2) any representation or warranty that is intended to address the consequences of the execution, announcement, pendency or performance of this Agreement or the Transactions but, in any event, subject to the disclosures set forth in the Company Disclosure Letter otherwise in accordance with this Agreement, (3) the conditions set forth in clause (ii) or (v) of Exhibit A, solely as any such condition relates to the representation or warranty contained in Section 4.05 or any representation or warranty that expressly addresses the consequences of the execution, announcement, pendency or performance of this Agreement or the Transactions, or (4) any change, event, condition, development, circumstance, state of facts, effect or occurrence arising out of, relating to or with respect to the Company’s performance of Section 6.01), or (H) the Company’s compliance with the covenants contained in this Agreement (other than compliance with Section 6.01), except, in the case of clauses (A), (B), (C), (D) or (E), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate (in which case only the incremental disproportionate impact or impacts (to the extent not excluded by other provisions of this definition) may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Products” means, collectively, all products currently or formerly researched, developed, manufactured, or commercialized by or on behalf of the Company or a Company Subsidiary, including (i) OJEMDA™ (tovorafenib), (ii) Emi-Le (XMT-1660), and (iii) DAY301 (formerly MTX-13), a novel antibody drug conjugate targeting protein-tyrosine kinase 7.

“Company RSU” means any restricted stock unit of the Company granted under a Company Stock Plan or as a non-plan inducement award.

“Company Stock Option” means any option to purchase Company Common Stock granted under a Company Stock Plan or as a non-plan inducement award, other than rights under the Company ESPP.

“Company Stock Plans” means the Company’s 2021 Equity Incentive Plan and 2022 Equity Inducement Plan, each as amended from time to time.

“Company Subsidiary” means (i) Mersana Therapeutics, Inc., a wholly owned subsidiary of the Company, (ii) Mersana Securities Corp., a wholly owned subsidiary of the Company, and (iii) solely to the extent applicable at any relevant time, any direct or indirect subsidiary of the Company.

“Company Takeover Proposal” means any inquiry, proposal or offer from any Person or group (other than Parent and its subsidiaries) relating to (i) any direct or indirect acquisition, purchase, lease, exchange, transfer, exclusive license or other disposition, in a single transaction or a series of related transactions, of (A) 15% or more (based on the fair market value thereof, as determined by the Company Board in good faith) of the assets (including equity interests in either Company Subsidiary) of the Company and the Company Subsidiaries, taken as a whole, (B) assets (including equity interests in any Company Subsidiary) to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (C) 15% or more of the aggregate voting power of the capital stock of the Company or any class of outstanding capital stock or other securities of the Company or (D) any Key Company Products, (ii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company or any Company Subsidiary that, if consummated, would result in any Person or group (or the stockholders of any Person) beneficially owning, directly or indirectly, 15% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Transactions or (iii) any combination of the foregoing.

“Company Transaction Expenses” means any and all third-party fees and expenses of the attorneys, accountants, brokers, financial advisors and other similar Persons retained by the Company or either Company Subsidiary incurred in connection with the preparation, execution, delivery, performance and/or consummation of this Agreement and the Transactions, in each case based upon arrangements made by or on behalf of the Company or either Company Subsidiary at or prior to the Agreement Date.

“Company Warrants” means each warrant to purchase Company Common Stock.

“Consent” means any consent, approval, ratification, license, permit, order, permission, waiver or authorization.

“Contract” means, with respect to any Person, any legally binding contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument to which such Person or its subsidiaries is a party or by which any of their respective properties or assets is bound.

“Data Privacy and Security Requirements” means, to the extent relating to privacy, data protection and/or security of any Personally Identifiable Information, all applicable (i) Laws (including, as applicable, (a) the General Data Protection Regulation (Regulation (EU) 2016/679, (b) the Privacy and Electronic Communications Directive 2002/58/EC) and (c) the Health Insurance Portability and Accountability Act of 1996), (ii) policies published by the Company, (iii) industry-self regulatory principles and codes of conduct that are binding on the Company and (iv) Contracts to which the Company is bound.

“Direct Registration System” means the service that provides for electronic direct registration of securities in a record holder’s name on the Company’s transfer books and allows shares to be transferred between record holders electronically.

“DOJ” means the U.S. Department of Justice.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.

“Environmental Law” means any Law, Judgment, consent, approval, order or Authorization, permit or other legal requirement of any Governmental Entity, including controlling common law, relating to (a) the protection, investigation, remediation or restoration of the environment, human health and safety, or natural resources or (b) the handling, use, storage, treatment, transport, disposal or Release of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means the Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended.

“Foreign Antitrust Laws” means the Antitrust Laws of jurisdictions other than the United States.

“Fraud” means common law fraud.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States.

“Good Clinical Practices” means, with respect to the Company and the Company Subsidiaries, standards for clinical development and research of, and clinical investigations for drug products or biologics (including all applicable requirements relating to protection of human subjects), as set forth in the FDCA and applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Parts 50, 54, 56, 312 and 601), as amended from time to time, and such standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by Regulatory Authorities in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, where Company or any Company Subsidiary currently sells or intends to sell the Company Products after receipt of Regulatory Authorization, to the extent such standards are not less stringent than in the United States.

“Good Laboratory Practices” means, with respect to the Company and the Company Subsidiaries, standards for pharmaceutical laboratories, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good laboratory practices as are required by Regulatory Authorities in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, where Company or any Company Subsidiary currently sells or intends to sell the Company Products after receipt of Regulatory Authorization, to the extent such standards are not less stringent than in the United States.

“Good Manufacturing Practices” means, with respect to the Company and the Company Subsidiaries, standards for the manufacture, processing, packaging, testing, transportation, handling and holding of drug products, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good manufacturing practices as are required by Regulatory Authorities in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, where Company or any Company Subsidiary currently sells or intends to sell the Company Products after receipt of Regulatory Authorization, to the extent such standards are not less stringent than in the United States.

“Governmental Entity” means any national, federal, state, provincial, local or other government, domestic or foreign, or any court, arbitrator, other tribunal, administrative agency or commission or other governmental or quasi-governmental authority or instrumentality, including any governmental division, department, agency, commission or instrumentality thereof, domestic or foreign, in each case, of competent jurisdiction.

“Governmental Official” means any official or employee of any government, or any department, agency, or instrumentality thereof, any political party or official thereof, any candidate for political office, any official or employee of any public international organization, or any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, party, or public international organization.

“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous material, hazardous waste or petroleum products, and any other chemical waste, substance or material listed in or regulated or identified in or giving rise to liability or standards of conduct pursuant to any Environmental Law.

“Health Laws” means any healthcare Law applicable to the operation of the business of the Company and the Company Subsidiaries related to the safety, efficacy and quality of drugs or biologics by regulating the research, development, manufacturing and distribution of these products promulgated by the FDA or applicable Regulatory Authorities in countries outside the United States, including, as applicable, (i) the FDCA and the regulations and final guidance issued thereunder, (ii) the U.S. Public Health Service Act (42 U.S.C. § 262 et seq.), and the regulations promulgated thereunder, (iii) all applicable federal and state health care fraud and abuse Laws, including the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), the Exclusion Laws and the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7 and 1320a-7a), administrative False Claims Act (31 U.S.C. §§ 3801-3812), the U.S. Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), and the regulations promulgated pursuant to such statutes, (iv) Titles XVIII and XIX of the Social Security Act and the regulations promulgated thereunder, (v) HIPAA and comparable state Laws, (vi) all other applicable Laws administered by the FDA and other applicable Regulatory Authorities, including those relating to Good Clinical Practices, Good Laboratory Practices, Good Manufacturing Practices, development, manufacture, approval, processing, and use of any Company Product, (vii) state Laws relating to the manufacture, marketing, advertising, promotion, sale, and distribution of drug and biologic products, (viii) any rules, regulations, ordinances, judgments, decrees, orders, legally binding directives or final guidance promulgated or issued pursuant to any of the foregoing, and (ix) any comparable foreign Laws to any of the foregoing.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act and the regulations promulgated thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means all rights, title and interest in intellectual property, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including: (i) all patents, patent applications, provisional patent applications and similar instruments (including any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, and extensions and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor)) (collectively, “Patents”), (ii) all domestic and foreign copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression to the extent protectable by applicable copyright Law, including literary works, all forms and types of computer software, pictorial and graphic works that are so protectable (collectively, “Copyrights”), (iii) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and other general intangibles of a like nature to the extent protectable by applicable trademark Law, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”), (iv) all Internet domain names, (v) all trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data, in each case, that are not available in the public domain and have actual or potential commercial value that is derived, in whole or in part, from such non-availability (collectively, “Trade Secrets”) and (vi) all other intellectual property rights throughout the world.

“Intervening Event” means any positive event, change, effect, development, condition or occurrence material to the Company and the Company Subsidiaries, taken as a whole, that was not known or reasonably foreseeable by the Company Board as of the Agreement Date (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable and, in such case, only to the extent such material consequences were not known or reasonably foreseeable by the Company Board as of the Agreement Date), which event, change, effect, development, condition or occurrence, or any material consequence thereof, becomes thereafter known to the Company Board and is not the result of a breach by the Company or any Company Subsidiary of this Agreement; provided that in no event shall any event, change, effect, development, condition or occurrence related to or arising from any of the following constitute or contribute to an Intervening Event: (i) the announcement, execution, performance or pendency of this Agreement or the Transactions, (ii) changes in the market price or trading volume of Company Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event to the extent not otherwise excluded under this definition), (iii) the Company’s meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period, (iv) the matters described in clauses (A) through (E) of the definition of Company Material Adverse Effect, or (v) the receipt, existence or terms of any Company Takeover Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to a Company Takeover Proposal, or the consequences of any of the foregoing.

“IRS” means the United States Internal Revenue Service, or any successor agency thereto.

“Judgment” means a judgment, order, injunction or decree of any Governmental Entity.

“Key Company Products” means, collectively, (i) OJEMDA™ (tovorafenib), (ii) Emi-Le (XMT-1660), and (iii) DAY301 (formerly MTX-13), a novel antibody drug conjugate targeting protein-tyrosine kinase 7.

“knowledge” means (a) in the case of the Company, the actual knowledge, as of the Agreement Date, of the individuals listed in Section 1.01(a) of the Company Disclosure Letter and (b) in the case of Parent and Merger Sub, the actual knowledge, as of the Agreement Date, of the individuals listed in Section 1.01(b) of the Company Disclosure Letter, in each case of the preceding clause (a) or (b), following reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity.

“Liens” means pledges, liens, charges, claim, option, mortgages, encumbrances, security interests, preemptive rights, or restrictions similar to any of the foregoing of any kind or nature whatsoever.

“made available” means (unless otherwise specified), with respect to a particular document, item or other piece of information, inclusion and availability in the virtual data room hosted on Venue by Donnelley Financial Solutions in connection with the Transactions on or prior to 11:59 p.m., Eastern time, one day prior to the Agreement Date.

“Nasdaq” means The Nasdaq Global Market.

“Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents Parent or Merger Sub from consummating the Offer, the Merger and the other Transactions on or before the Outside Date.

“Permitted Lien” means (a) a defect or irregularity in title, (b) an easement or right-of-way, (c) a Lien for Taxes not yet due and payable or being contested in good faith through appropriate Proceedings, in each case, for which adequate reserves have been established to the extent required by GAAP, (d) with respect to Company Intellectual Property, Standard IP Contracts, (e) non-exclusive licenses to Intellectual Property granted in the ordinary course of business and/or (f) other similar matters, in the case of each of clauses (a), (b), and (e), that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company or the Company Subsidiaries.

“Person” means any individual, firm, corporation, partnership, company, limited liability company, estate, trust, joint venture, association, organization, Governmental Entity or other entity of any kind or nature.

“Personally Identifiable Information” means any data or information that is considered or otherwise defined as “personal data,” “personal information,” “personally identifiable information,” “protected health information,” or any analogous term under applicable Law.

“Pre-Funded Warrants” means the Company Warrants originally issued on August 1, 2024.

“Proceeding” means any private, governmental, or administrative claim, counterclaim, proceeding, suit, arbitration, hearing, litigation, action, charge, complaint or audit, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Regulatory Authority” means any national or supranational Governmental Entity, including the FDA, with responsibility for granting any Regulatory Authorizations with respect to the Key Company Products.

“Regulatory Authorizations” means any approvals, clearances, designations, authorizations, registrations, certifications, licenses and permits issued or granted by any Regulatory Authority, including approvals of any investigational new drug (“IND”, as defined in 21 CFR 312.3(b)) applications, new drug applications (“NDA”, as defined in 21 CFR 314.3) and biologics license applications (“BLA”, as defined in 21 CFR § 601.2), and Orphan Drug Designations (“ODD”, as defined in 21 CFR 316.3(b)(11)).

“Release” means any release, spill, emission, discharge, leaking, emptying, pumping, pouring, injection, deposit, dumping, disposal, dispersal, leaching, escaping, migration, or other movement or presence in, into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or at or from any property.

“Representative” of any Person means such Person’s officers, directors, employees, investment bankers, attorneys, other advisors or other representatives acting in the scope of his, her or its service to such Person.

“Sanctioned Country” means any of Cuba, Iran, North Korea, Syria (until July 1, 2025) or the Crimea and so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine.

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under the Sanctions Laws of the United States, the United Kingdom, the European Union or the United Nations, including (a) any Person identified in any list of sanctioned Persons maintained by (i) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State, (ii) Her Majesty’s Treasury of the United Kingdom, (iii) any committee of the United Nations Security Council, or (iv) the European Union, (b) any Person located, organized, or ordinarily residing in any Sanctioned Country, and (c) any Person directly or indirectly 50% or more owned or, where relevant under applicable Sanctions Law, controlled by a Person described in clauses (a) or (b) of this definition.

“Sanctions Law” means all Laws administered by the United States, the United Kingdom, the European Union or the United Nations concerning economic sanctions administered or enforced by the governments of the United States, the United Kingdom, the European Union or the United Nations, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with specified Persons or countries, or the ability to take an ownership interest in assets of specified Persons or located in a specified country.

“SEC” means the United States Securities and Exchange Commission.

“Security Incident” means a security breach or intrusion into the Company’s computer networks that results in the unauthorized access to, or disclosure, use or modification of, Personally Identifiable Information.

“Software” means (a) computer programs, applications and systems (in both source code and object code form, including firmware), (b) databases and their content, (c) development and design tools, library functions and compilers, together with (in each case of clauses (a)–(c)) all (i) bug or error fixes, patches, modifications, enhancements, updates, upgrades, corrections, replacement and successor products, new versions, new releases of, to or based on any of the foregoing, (ii) media on which any of the foregoing are recorded, (iii) technical documentation, user or operator manuals, training materials, schematics, diagrams and other works of authorship relating to or embodying any of the foregoing, and (iv) copies and tangible embodiments of any of the foregoing in any form or media.

“subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Superior Company Proposal” means any written bona fide Company Takeover Proposal received after the Agreement Date and not withdrawn and that if consummated would result in a Person or group (or the stockholders of any Person) owning, directly or indirectly, (i) more than 50% of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity or (ii) more than 50% (based on the fair market value thereof, as determined in good faith by the Company Board) of the assets of the Company and the Company Subsidiaries, taken as a whole, on terms and conditions that the Company Board determines, in good faith, after consultation with outside counsel and its independent financial advisor, (A) is reasonably likely to be consummated in accordance with its terms and (B) if consummated, would result in a transaction more favorable from a financial point of view to the stockholders of the Company (solely in their capacity as such) than the Transactions, in each case, taking into account all the terms, conditions and aspects (including all financial, regulatory, financing, timing, conditionality, legal and other terms, conditions and aspects) of such proposal, the Transactions and this Agreement (including after giving effect to any proposals by Parent pursuant to Section 6.02(b)).

“Tax Authority” means any Governmental Entity responsible for the imposition, collection or administration of any Tax.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, election, certificate, forms and information returns relating to Taxes, and any attachments thereto or amendment thereof, filed or required to be filed with any Tax Authority.

“Taxes” means any federal state, local, non-U.S., or other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges imposed, assessed, or collected by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

“Willful Breach” means a material breach of a representation or warranty, or a material failure to perform a covenant or obligation, set forth in this Agreement, in each case, which such breach or failure is the consequence of an intentional act or omission by a party hereto with the knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a material breach of or material failure to perform a representation, warranty, covenant or obligation set forth in this Agreement.

SECTION 1.02 Interpretation and Rules of Construction. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter. All Exhibits annexed to this Agreement or referred to in this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full in this Agreement. Any terms used in the Company Disclosure Letter, any Exhibit or any certificate or other document made or delivered pursuant to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall.” The words “include,” “includes” and “including” shall be deemed, in each case, to be followed by the phrase “without limitation.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “dollars” or “$” shall refer to the lawful currency of the United States. Unless the context requires otherwise (i) any definition of or reference to any Contract, instrument or other document or any Law in this Agreement shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, including comparable successor Law and references to all attachments thereto and instruments incorporated therein, but only to the extent, in the case of any amendment, supplement or other modification to any Contract, instrument or other document listed in the Company Disclosure Letter, that such amendment, supplement or other modification has been made available to Parent and is also listed on the appropriate section of the Company Disclosure Letter, (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references in this Agreement to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement, unless otherwise indicated, (v) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection and (vi) references from or through any date means, unless otherwise specified, from and including or through and including, respectively. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party hereto drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Unless indicated otherwise, (a) any action required to be taken by or on a day or Business Day may be taken until 11:59 p.m., Eastern Time, on such day or Business Day, (b) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day” and (c) all days, Business Days, times and time periods contemplated by this Agreement will be determined by reference to Eastern Time. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the fourth decimal place, except in respect of payments, which shall be rounded down to the nearest whole United States cent.

ARTICLE II

THE OFFER

SECTION 2.01 The Offer.

(a) Commencement and Term of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 9.01, subject to the terms and conditions of this Agreement, as promptly as practicable (but in no event later than 15 Business Days after the Agreement Date (subject to the Company having timely provided any information required to be provided by it pursuant to Section 2.02(b))), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of the applicable rules and regulations of the SEC) the Offer at the Offer Price. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, irrevocably accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of the conditions set forth on Exhibit A (the “Offer Conditions”). The initial expiration date of the Offer shall be at the time that is one minute following 11:59 p.m., Eastern time, on the date that is 20 Business Days (determined using Rule 14d-1(g)(3) of the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act). Merger Sub expressly reserves the right to waive, in its sole discretion, in whole or in part, any Offer Condition or modify the terms of the Offer in any manner not inconsistent with this Agreement, except that, without the prior written consent of the Company, Merger Sub shall not, and Parent shall not permit Merger Sub to, (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) waive, amend or modify either of the Minimum Tender Condition or the Termination Condition, (iv) add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Company Common Stock, (v) except as otherwise provided in this Section 2.01(a), terminate, or extend or otherwise amend or modify the expiration date of, the Offer, (vi) change the form or terms of consideration payable in the Offer, (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of Company Common Stock or (viii) provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act. Notwithstanding the foregoing or anything to the contrary in this Agreement, unless this Agreement has been validly terminated in accordance with Section 9.01, Merger Sub shall, and Parent shall cause Merger Sub to, (A) extend the Offer for one or more consecutive increments of not more than 10 Business Days each (or for such longer period as may be agreed to by Parent and the Company), if at the scheduled expiration date of the Offer any of the Offer Conditions (other than the Minimum Tender Condition) shall not have been satisfied or waived, until such time as such conditions shall have been satisfied or waived (irrespective of whether the Minimum Tender Condition has been satisfied) and (B) extend the Offer for the minimum period required by any rule, regulation or interpretation or position of the SEC or the staff thereof or Nasdaq, in each case that are applicable to the Offer; provided that Merger Sub shall not be required to extend the Offer beyond the Outside Date. In addition, if at the otherwise scheduled expiration date of the Offer, each Offer Condition (other than the Minimum Tender Condition and the condition in clause (v) of Exhibit A, which condition would have been satisfied by the Company if the Offer Closing Time had occurred at such time) shall have been satisfied or waived and the Minimum Tender Condition shall not have been satisfied, Parent and Merger Sub may elect to (and if so requested by the Company in writing, Merger Sub shall, and Parent shall cause Merger Sub to), extend the Offer for one or more consecutive increments of not less than five but not more than 10 Business Days each, with the duration of each such extension to be determined by Parent in its sole discretion (or for such other period as may be agreed to by Parent and the Company in writing); provided that the Company shall not request Merger Sub to, and Parent shall not be required to cause Merger Sub to, extend the Offer pursuant to this sentence on more than four occasions (including any such extensions exercised by Parent without Company request to extend the Offer pursuant to this sentence if, at the time of such extension, the Offer Conditions (other than the Minimum Tender Condition and the condition in clause (v) of Exhibit A) have been satisfied or waived); provided, further, that Merger Sub shall not, and shall not be required to, extend the Offer beyond the Outside Date. On the terms and subject only to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, irrevocably accept for payment, and pay for, all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer as promptly as practicable after the expiration of the Offer and, in any event, no more than two Business Days after the expiration of the Offer. The time at which Merger Sub first irrevocably accepts for purchase the shares of Company Common Stock tendered in the Offer is referred to as the “Offer Closing Time.” The Offer may not be terminated or withdrawn prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Section 2.01(a)), unless this Agreement is validly terminated in accordance with Section 9.01. If this Agreement is validly terminated in accordance with Section 9.01, Merger Sub shall promptly and irrevocably terminate the Offer and return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of Company Common Stock to the registered holders thereof. Nothing contained in this Section 2.01(a) shall affect any termination rights set forth in Section 9.01.

(b) Schedule TO; Offer Documents. As promptly as reasonably practicable on the date of commencement of the Offer, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall include an offer to purchase and a related letter of transmittal and summary advertisement containing the terms set forth in this Agreement and on Exhibit A (such Schedule TO, as amended from time to time, and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”) and (ii) disseminate the Offer Documents to the holders of Company Common Stock as and to the extent required by applicable U.S. federal securities Law. The Company shall furnish to Parent and Merger Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case, as and to the extent required by applicable Law. Parent and Merger Sub shall provide the Company and its counsel with copies of any written comments, and shall inform the Company and its counsel of any oral comments, that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments. Except from and after an Adverse Recommendation Change pursuant to Section 6.02(b), prior to the filing of the Offer Documents (including any amendment or supplement thereto) with the SEC or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or its staff with respect to the Offer Documents, Parent and Merger Sub shall (A) provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable) and (B) give reasonable and good faith consideration to any comments made by the Company or its counsel. Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents.

(c) Funding the Offer. Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

(d) Adjustments. If, between the Agreement Date and the Offer Closing Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted; provided, that nothing in this Section 2.01(d) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

SECTION 2.02 Company Actions.

(a) Schedule 14D-9. On the date the Offer Documents are filed with the SEC, or as promptly thereafter as practicable (but in no event later than the first Business Day following the date on which the Offer Documents are filed), the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”), including a description of the Company Board Recommendation (subject to Section 6.02) and shall disseminate the Schedule 14D-9 to the holders of Company Common Stock, as and to the extent required by applicable U.S. federal securities Law. The Schedule 14D-9 shall also contain the notice of appraisal rights required to be delivered by the Company under Section 262(d)(2) of the DGCL at the time the Company first files the Schedule 14D-9 with the SEC and the fairness opinion delivered by Centerview Partners LLC. Parent and Merger Sub shall furnish to the Company all information concerning Parent and Merger Sub required by applicable Law to be set forth in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case, as and to the extent required by applicable Law. Except from and after an Adverse Recommendation Change pursuant to Section 6.02(b) or in connection with any disclosures made in compliance with Section 6.02(c), Company shall provide Parent and its counsel with copies of any written comments, and shall inform Parent and its counsel of any oral comments, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. Except from and after an Adverse Recommendation Change pursuant to Section 6.02(b) or in connection with any disclosures made in compliance with Section 6.02(c), prior to the filing of the Schedule 14D-9 (including any amendment or supplement thereto) with the SEC or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or its staff with respect to the Schedule 14D-9, the Company shall (x) provide Parent and its counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response (it being understood that Parent and its counsel shall provide any comments thereon as soon as reasonably practicable) and (y) give reasonable and good faith consideration to any comments made by Parent or its counsel. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9. The Company hereby consents to the inclusion in the Offer Documents of a description of the Company Board Recommendation (except to the extent that the Company Board shall have withdrawn or modified the Company Board Recommendation in accordance with Section 6.02(b)).

(b) Stockholder Information. In connection with the Offer, the Company shall cause its transfer agent to promptly furnish Parent or Merger Sub with mailing labels containing the names and addresses of the record holders of shares of Company Common Stock as of the most recent practicable date preceding the date on which the Offer is commenced and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession or control regarding the beneficial owners of shares of Company Common Stock, and shall furnish to Parent or Merger Sub such information and reasonable assistance (including updated lists of stockholders, security position listings and computer files) as Parent or Merger Sub may reasonably request in communicating the Offer and disseminating the Offer Documents to the Company’s stockholders. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy (and shall direct their agents to deliver to the Company or destroy) all copies of such information (and certify in writing to the Company such destruction, if applicable).

(c) Share Registry. The Company shall register (and shall instruct its transfer agent to register) the transfer of the shares of Company Common Stock accepted for payment by Merger Sub in the Offer effective immediately after the Offer Closing Time.

ARTICLE III

THE MERGER

SECTION 3.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL (including Section 251(h) of the DGCL), Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

SECTION 3.02 Merger Closing. The closing of the Merger (the “Merger Closing”) shall take place remotely via the electronic exchange of documents and signature pages on a date to be specified by Parent and the Company, which date shall be as soon as practicable following the Offer Closing Time, subject to the satisfaction or (to the extent permitted by Law) waiver by the party or parties hereto entitled to the benefits thereof of the conditions set forth in Article VIII, other than those conditions that by their nature are to be satisfied at the Merger Closing (but in no event later than the second Business Day following such satisfaction or waiver of such conditions), unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date.”

SECTION 3.03 Effective Time. Prior to the Merger Closing, Parent and the Company shall prepare, and on the Merger Closing Date, immediately following the Merger Closing, the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

SECTION 3.04 Merger Without Meeting of Stockholders. The Merger shall be governed by and effected under Section 251(h) of the DGCL, without a vote on the adoption of this Agreement by the holders of shares of Company Common Stock. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become, and that the Merger shall become, effective as soon as practicable following the consummation (within the meaning of Section 251(h)(6) of the DGCL) of the Offer, without a vote of stockholders of the Company in accordance with Section 251(h) of the DGCL.

SECTION 3.05 Effects of Merger. The Merger shall have the effects provided in this Agreement and as set forth in Section 259 of the DGCL.

SECTION 3.06 Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be in the form attached as Exhibit B and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or permitted by applicable Law (including the DGCL), subject to Section 7.04.

(b) The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation from and after the Effective Time until thereafter changed or amended as provided therein or permitted by applicable Law, subject to Section 7.04, except that references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation.

SECTION 3.07 Directors and Officers.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The Company shall request each director of the Company and each Company Subsidiary immediately prior to the Effective Time to execute and deliver a letter effectuating their resignation as a member of the Company Board and the board of directors of any Company Subsidiary, as applicable, conditioned upon and to be effective as of the Effective Time.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

SECTION 3.08 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) Cancelation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that (i) is owned by the Company or a Company Subsidiary immediately prior to the Effective Time, (ii) was owned by Parent, Merger Sub or any other subsidiary of Parent at the commencement of the Offer and is owned by Parent, Merger Sub or any other subsidiary of Parent immediately prior to the Effective Time or (iii) was irrevocably accepted for purchase by Merger Sub in the Offer shall no longer be outstanding and, in each case, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Other Company Common Stock. Except as provided in Sections 3.08(b) and 3.08(d), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive the Offer Price in cash, without interest thereon (the “Merger Consideration”), subject to any applicable Tax withholding. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 3.09(b), less any applicable Tax withholding. For the avoidance of doubt, at the Effective Time, any repurchase rights of the Company or other similar restrictions on shares of Company Common Stock shall lapse in full and will be of no further force or effect, and all shares of Company Common Stock shall be fully vested as of the Effective Time.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares of Company Common Stock pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the Merger Consideration as provided in Section 3.08(c), but instead, at the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive payment of the fair value of such Appraisal Shares in accordance with Section 262; provided that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 with respect to such Appraisal Shares or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to receive the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 3.08(c), less any applicable Tax withholding, and shall no longer be Appraisal Shares. The Company shall give prompt written notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in, and direct all negotiations and Proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Prior to the Offer Closing Time, Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 3.09 Payment of Merger Consideration.

(a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration to former holders of Company Common Stock. Parent shall, or shall cause the Surviving Corporation to, deposit with the Paying Agent, at or immediately after the Effective Time, cash sufficient to pay the Merger Consideration in respect of the shares of Company Common Stock and Company Warrants converted into the right to receive cash pursuant to Section 3.08(c) and Section 3.11, respectively (such cash being hereinafter referred to as the “Payment Fund”).

(b) Payment Procedure. As promptly as reasonably practicable (but in no event later than two Business Days) after the Effective Time, the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the “Certificates”) that were converted into the right to receive the Merger Consideration pursuant to Section 3.08 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as are customary and reasonably acceptable to the Company and Parent) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent for cancelation, together with such letter of transmittal, duly executed and in proper form, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive, in exchange therefor, the Merger Consideration for each share of Company Common Stock theretofore represented by such Certificate pursuant to Section 3.08, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.09, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 3.08. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

(c) Treatment of Book-Entry Shares. No holder of record of Book-Entry Shares shall be required to deliver a Certificate or a letter of transmittal to the Paying Agent to receive the Merger Consideration in respect of such Book-Entry Shares. In lieu thereof, such holder of record shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and the Surviving Corporation or Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time (but in no event later than two Business Days after the Effective Time to each such holder of record as of the Effective Time), the Merger Consideration, less any applicable Tax withholding, per Book-Entry Share to which such holder is entitled hereunder, and such Book-Entry Shares shall forthwith be canceled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(d) Adjustments. If, between the Agreement Date and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted; provided, that nothing in this Section 3.09(d) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

(e) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article III as a result of the conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, such Certificates shall be canceled and exchanged as provided in this Article III.

(f) Lost, Stolen or Destroyed Certificates. Notwithstanding the requirements to surrender a Certificate contained in Section 3.09, if any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for the shares of Company Common Stock formerly represented by such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of such shares, less any applicable Tax withholding.

(g) Termination of Payment Fund. Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed as of the 12-month anniversary of the Merger Closing Date shall be delivered to Parent or its designated Affiliate, upon demand, and any former holder of Company Common Stock entitled to payment of Merger Consideration who has not theretofore complied with this Article III shall thereafter look only to Parent or any successor-in-interest of Parent for payment of its claim for Merger Consideration (subject to applicable abandoned property, escheat and other similar Law).

(h) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, immediately prior to such date become the property of the Surviving Corporation or its designated Affiliate, free and clear of any claims or interest of any such holders or their successors, assigns or personal representative previously entitled thereto, subject to the claims of any former holder of Company Common Stock entitled to payment of Merger Consideration who has not theretofore complied with this Article III.

(i) Investment of Payment Fund. The Payment Fund shall be invested by the Paying Agent as directed by Parent. Nothing contained in this Section 3.09(i) and no investment losses resulting from the investment of the Payment Fund shall diminish the rights of the stockholders of the Company to receive the Merger Consideration. To the extent there are losses or the Payment Fund for any reason (including Appraisal Shares losing their status as such) is less than the level required to promptly pay the Merger Consideration pursuant to Section 3.08(c), Parent shall replace, restore or add to the cash in the Payment Fund to ensure the prompt payment of the Merger Consideration. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent or its designated Affiliate.

(j) Withholding Rights. Each of the Company, the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement or the Offer, including to any holder of Company Common Stock, Company Stock Options, Company RSUs, or Company Warrants, only such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of applicable state, local or foreign Tax Law. Amounts so deducted or withheld and paid over to the appropriate Tax Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.

SECTION 3.10 Equity Awards.

(a) As of immediately prior to the Effective Time, each Company Stock Option that is then outstanding but not then vested or exercisable shall become immediately vested and exercisable in full. At the Effective Time, each Company Stock Option that is then outstanding shall be canceled and, if such Company Stock Option has a per share exercise price less than the Merger Consideration, the holder thereof shall be entitled to receive, with respect to each share of Company Common Stock underlying such Company Stock Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock underlying such Company Stock Option, without interest and less any applicable Tax withholding (the “Company Stock Option Consideration”). Any Company Stock Option that has an exercise price that equals or exceeds the Merger Consideration shall be canceled for no consideration. Parent shall cause the Surviving Corporation to pay the Company Stock Option Consideration at or reasonably promptly after the Effective Time (but in no event later than five Business Days after the Effective Time).

(b) As of immediately prior to the Effective Time, each Company RSU that is then outstanding but not then vested shall become immediately vested in full. At the Effective Time, each Company RSU that is then outstanding (including, without limitation, any Company RSU that has been deferred pursuant to the Company’s Director Equity Deferral Plan (as defined in the Company Disclosure Letter)) shall be canceled and the holder thereof shall be entitled to receive, with respect to each share of Company Common Stock underlying such Company RSU, an amount in cash equal to the Merger Consideration, without interest and less any applicable Tax withholding (the “Company RSU Consideration”). Parent shall cause the Surviving Corporation to pay the Company RSU Consideration at or reasonably promptly after the Effective Time (but in no event later than five Business Days after the Effective Time).

(c) As soon as practicable following the Agreement Date, the Company shall take all actions with respect to the Company ESPP that are necessary to provide that (i) with respect to the offering period under the Company ESPP in effect as of the Agreement Date, if any (the “ESPP Offering Period”), no individual who was not a participant in the Company ESPP as of the Agreement Date may enroll in the Company ESPP with respect to such ESPP Offering Period and no participant may increase the percentage amount of their payroll deduction election from that in effect on the Agreement Date for such ESPP Offering Period, (ii) no new offering period shall be commenced under the Company ESPP prior to the Effective Time, (iii) if the applicable purchase date with respect to the ESPP Offering Period would otherwise occur on or after the Offer Closing Time, then the ESPP Offering Period will be shortened and the applicable purchase date with respect to the ESPP Offering Period will occur on the day immediately preceding the date on which the Offer Closing Time occurs and (iv) immediately prior to the Effective Time, the Company ESPP shall terminate and the Company shall take all necessary actions to terminate the Company ESPP as of the Effective Time.

(d) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Company Stock Plan, non-plan inducement award or the Company ESPP) shall adopt such resolutions or take such action by written consent in lieu of a meeting, providing for the transactions contemplated by this Section 3.10. The Company shall provide that, on and following the Effective Time, no holder of any Company Stock Option, Company RSU or non-plan inducement award shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof and each Company Stock Plan shall terminate as of the Effective Time and the Company shall take all necessary actions to terminate each Company Stock Plan as of the Effective Time.

SECTION 3.11 Company Warrants.

(a) Pre-Funded Warrants. Each Pre-Funded Warrant that is outstanding as of immediately prior to the Effective Time will, upon the Effective Time, in accordance with Section 9(d) of such Pre-Funded Warrant, become exercisable by the holder thereof solely for the same Merger Consideration as such holder would have been entitled to receive following the Effective Time pursuant to Section 3.08 if such holder had been, immediately prior to the Effective Time, the holder of the number of shares of Company Common Stock then issuable upon exercise in full of such Pre-Funded Warrant without regard to any limitations on exercise contained therein. For the avoidance of doubt, any Pre-Funded Warrant that is exercised prior to the Effective Time shall be an outstanding share of Company Common Stock and treated in accordance with Section 3.08 (unless such share of Company Common Stock was purchased in the Offer).

(b) Certain Actions in Respect of Company Warrants. Following the Agreement Date and prior to the Effective Time, (i) the Company shall take such actions as may be required to effect the treatment of the Company Warrants described in this Section 3.11, including delivering in a timely manner under the terms of each Pre-Funded Warrant the notices contemplated by Section 9(h) of each Pre-Funded Warrant, (ii) the Company shall promptly notify Parent if any holder of any Company Warrant elects to exercise such Company Warrant and (iii) the Company shall not amend, supplement or modify any of the terms of any Company Warrant without the prior written consent of Parent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in the reports, schedules, forms, statements and other documents filed by the Company or Mersana Therapeutics, Inc with, or furnished by the Company or Mersana Therapeutics, Inc. to, the SEC, in each case since January 1, 2025 and publicly available on EDGAR at least two Business Days prior to the Agreement Date (the “Filed Company SEC Documents”) (but excluding in the case of this clause (i) any risk factor disclosure under the headings “Risk Factors” or “Special Note Regarding Forward-Looking Statements” or other similar cautionary, predictive or forward-looking disclosures contained in such Filed Company SEC Documents; provided that any factual information contained within such disclosure shall not be excluded), other than with respect to Section 4.01 (Organization, Standing and Power), Section 4.02 (Capital Structure), the third, fourth and last sentences of Section 4.03 (Subsidiaries; Equity Interests), Section 4.04 (Authority; Execution and Delivery; Enforceability), Section 4.05 (No Conflicts; Consents), Section 4.21 (Brokers and Other Advisors), Section 4.22 (No Rights Agreement; Anti-Takeover Provisions) and Section 4.24 (No Vote Required), or (ii) set forth in the letter, dated as of the Agreement Date, from the Company to Parent and Merger Sub (which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify or apply to other sections in this Article IV to the extent that it is reasonably apparent on its face that such disclosure also qualifies or applies to such other sections) (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 4.01 Organization, Standing and Power. The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company (a) has full power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of the certificate of incorporation of the Company, as amended to the Agreement Date (as so amended, the “Company Charter”), and the bylaws of the Company, as amended to the Agreement Date (as so amended, the “Company Bylaws”), are included in the Filed Company SEC Documents. The Company Charter and the Company Bylaws are in full force and effect and the Company is not in violation of any of the provisions of the Company Charter and is not in material violation of any of the provisions of the Company Bylaws.

SECTION 4.02 Capital Structure.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). At the close of business on March 4, 2026 (the “Measurement Date”), (i) 103,297,691 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 15,332,920 shares of Company Common Stock were subject to outstanding Company Stock Options with a weighted average exercise price of $9.24 per share (subject to adjustment as set forth on Section 4.02(a)(ii) of the Company Disclosure Letter), (iv) 3,740,016 shares of Company Common Stock were subject to outstanding Company RSUs, (v) 22,632,714 shares of Company Common Stock were reserved for issuance pursuant to the Company’s 2021 Equity Incentive Plan of which 1,204,686 shares were available for future grants thereunder, (vi) 1,000,000 shares of Company Common Stock were reserved for issuance pursuant to the Company’s 2022 Equity Inducement Plan, 952,600 of which were available for future grants thereunder, (vii) 3,240,075 shares of Company Common Stock were available for issuance under the Company ESPP, (viii) 75,510 shares of Company Common Stock were subject to outstanding rights under the Company ESPP, (ix) 827,586 shares of Company Common Stock were issuable upon exercise of the Company Warrants and (x) no shares of Company Preferred Stock were issued or outstanding. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock, restricted stock or other voting securities or equity interests of the Company were issued, reserved for issuance or outstanding. As of the Measurement Date, no shares of Company Common Stock are subject to vesting or any right of repurchase by the Company. From the Measurement Date until the Agreement Date, there have been no issuances by the Company of shares of capital stock, restricted stock or other voting securities or equity interests of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock or other voting securities or equity interests of the Company or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of Company Common Stock, other than the issuance of Company Common Stock upon the exercise of Company Stock Options or Company Warrants or settlement of Company RSUs in accordance with their terms and outstanding as of the Measurement Date. No shares of Company Common Stock or any Company Preferred Stock are held by either Company Subsidiary.

(b) All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights, and issued in compliance in all material respects with all applicable securities Laws, including the Securities Act and “blue sky” Laws.

(c) As of the Agreement Date, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote by virtue of their ownership thereof (“Voting Company Debt”).

(d) The shares of Company Common Stock constitute the only outstanding class of securities of the Company registered under the Exchange Act.

(e) There are no voting trusts or other Contracts to which the Company is party with respect to the voting of any shares of Company Common Stock.

(f) Except as set forth in Section 4.02(a), as of the Agreement Date, there are no options, warrants, convertible or exchangeable securities, stock-based performance units or other rights or Contracts to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, additional shares of capital stock of, or other voting securities or equity interests in, or any security convertible or exchangeable for any shares of capital stock of, or other voting securities or equity interests in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant or enter into any such option, warrant, security, unit, right or Contract, (iii) that give any Person the right to receive any economic or voting interest of a nature accruing to the holders of Company Common Stock or (iv) restricting the transfer of, containing any right of first refusal or right of first offer with respect to, or requiring the registration for sale of any shares of, capital stock of the Company.

(g) As of the Agreement Date, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company, except for (i) acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of Company Stock Options outstanding as of the Measurement Date, (ii) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans or non-plan inducement award and outstanding as of the Measurement Date and (iii) the acquisition by the Company of Company Stock Options and Company RSUs in connection with the forfeiture of such awards and rights under the Company ESPP.

(h) All Company Stock Options and Company RSUs are evidenced by written award agreements, in each case, substantially in the forms that have been made available to Parent, except to the extent that such agreements differ from such forms and from one another with respect to the number of shares of Company Common Stock covered thereby, the exercise price, exercise period, vesting schedule, vesting terms and expiration date applicable thereto. All Company Warrants are evidenced by written agreements, in each case, substantially in the forms included in the Filed Company SEC Documents, except to the extent that such agreements differ from such forms and from one another with respect to the number of shares of Company Common Stock covered thereby, the exercise price, exercise period and expiration date applicable thereto.

(i) Section 4.02(i) of the Company Disclosure Letter accurately sets forth with respect to each Company Warrant that is outstanding as of the Measurement Date: (i) the name of the holder of such Company Warrant, (ii) the number of shares of Company Common Stock issuable upon exercise of such Company Warrant, (iii) the exercise price per share of Company Common Stock purchasable under such Company Warrant and (iv) the expiration date of such Company Warrant.

(j) Section 4.02(j) of the Company Disclosure Letter sets forth a true and complete list of all outstanding Company Stock Options and Company RSUs, as of the Measurement Date, indicating for each such Company Stock Option or Company RSU: (i) the name of the holder thereof, (ii) the date of grant, (iii) the number of shares of Company Common Stock granted, (iv) the number of vested and unvested shares of Company Common Stock subject thereto, (v) for each Company Stock Option, the exercise price, (vi) the Tax qualified status, if any, of any Common Stock Option (e.g., whether it is an incentive stock option or no statutory stock option) and (vii) the country of residence of the holder. There are no non-plan inducement awards other than Company Stock Options and Company RSUs. Each Company Stock Option and Company RSU (A) was issued in material accordance with all applicable Laws and, other than in the case of a non-plan inducement award, the terms of the Company Stock Plan under which it was granted, (B) was duly and validly authorized by the Company Board (or a duly authorized committee thereof) as of the applicable date of grant and (C) is not subject to Section 409A of the Code.

The exercise price per share of each Company Stock Option is at least equal to the fair market value of a share of Company Common Stock on the date such Company Stock Option was granted within the meaning of Section 409A of the Code as determined in a manner consistent with the requirements of Section 409A of the Code, and the Company has not granted any stock options that are intended to comply with (rather than be exempt form) Section 409A of the Code. No Company Stock Options or Company RSUs have been retroactively granted to the exercise price of any Company Stock Option determined retroactively in contravention of applicable Law. The Company has made available to Parent complete and accurate copies of all Company Stock Plans or any other Contracts pursuant to which Company Stock Options and Company RSUs have been issued and forms of award agreement evidencing Company Stock Options and Company RSUs. The Company has the requisite authority under the terms of the applicable Company Stock Plan, the applicable award agreements and any other applicable Contract to take the actions contemplated by Section 3.10 and the treatment of the equity awards described in Section 3.10 shall, as of the Effective Time, be binding on the holders of such equity awards purported to be covered thereby. All of the outstanding shares of Company Common Stock have been sold pursuant to an effective registration statement filed under all applicable securities Laws or an appropriate exemption therefrom.

SECTION 4.03 Subsidiaries; Equity Interests. Other than Mersana Therapeutics, Inc. and Mersana Securities Corp., the Company has no direct or indirect subsidiaries. Except for its interest in Mersana Therapeutics, Inc. and Mersana Securities Corp., the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person. Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each Company Subsidiary (a) has full power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Other than the capital stock owned by the Company, there are no outstanding shares of capital stock of either Company Subsidiary or options, warrants, exchangeable securities, share-based performance units or other rights to acquire shares of capital stock of either Company Subsidiary. True and complete copies of the certificate of incorporation and bylaws, in each case as amended to the Agreement Date, of each Company Subsidiary have been made available to Parent. Such certificates of incorporation and bylaws are in full force and effect and no Company Subsidiary is in violation of any of the provisions of its certificate of incorporation and is not in material violation of any of the provisions of its bylaws.

SECTION 4.04 Authority; Execution and Delivery; Enforceability.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, assuming the representations and warranties set forth in Section 5.08 are true and correct and that the Transactions are consummated in accordance with Section 251(h) of the DGCL, to consummate the Transactions. The execution and delivery by the Company of this Agreement and, assuming the representations and warranties set forth in Section 5.08 are true and correct and that the Transactions are consummated in accordance with Section 251(h) of the DGCL, the consummation by the Company of the Transactions has been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, and assuming the representations and warranties set forth in Section 5.08 are true and correct, this Agreement constitutes the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting the enforcement of creditors’ rights and remedies, or by general principles of equity governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such Laws (the “Bankruptcy, Equity and Indemnity Exception”)).

(b) The Company Board, at a meeting duly called and held, duly adopted resolutions (i) determining that the Offer, the Merger and the other Transactions are fair to and in the best interest of the Company and its stockholders, (ii) approving and declaring advisable the Merger and the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, (iii) resolving that this Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Offer Closing Time and (iv) recommending that the holders of Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer (the recommendation set forth in subclause (iv) of this Section 4.04(b), the “Company Board Recommendation”), which resolutions, subject to Section 6.02, have not been rescinded, modified or withdrawn in any way.

(c) Prior to the scheduled expiration of the Offer, the Company Board or the compensation committee of the Company Board has, or will have, (i) duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act each agreement, plan, program, arrangement or understanding entered into or established by the Company or either Company Subsidiary on or before the Agreement Date with or on behalf of any of its officers, directors or employees, including the terms of Sections 3.08, 3.10, 7.03 and 7.04, and (ii) taken all other actions reasonably necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) under the Exchange Act with respect to the foregoing.

SECTION 4.05 No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien other than any Permitted Lien upon any of the properties or assets of the Company or either Company Subsidiary under, any provision of (i) the Company Charter or the Company Bylaws, (ii) any Material Contract to which the Company or either Company Subsidiary is a party or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or, assuming the representations and warranties set forth in Section 5.08 are true and correct, any Law, in either case, that is applicable to the Company or either Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such items that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by or with respect to the Company or either Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the applicable requirements of any Foreign Antitrust Laws, (iii) the filing with the SEC of (A) the Schedule 14D-9 and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or either Company Subsidiary is qualified to do business, (v) such filings as may be required under the rules and regulations of Nasdaq and (vi) such other items the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 4.06 SEC Documents; Undisclosed Liabilities.

(a) Since January 1, 2023, the Company has filed and furnished all material reports, schedules, forms, statements and other documents required to be filed or furnished by the Company with the SEC on a timely basis pursuant to Sections 13(a) and 15(d) of the Exchange Act (collectively, and, in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing and prior to the Agreement Date, the “Company SEC Documents”). As of the Agreement Date, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC relating to the Company SEC Documents and, to the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review.

(b) As of their respective SEC filing dates, each Company SEC Document complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) or the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes Oxley Act”), and all rules and regulations promulgated by the SEC thereunder, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and, except to the extent amended or superseded by a subsequent filing with the SEC prior to the Agreement Date, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that (i) the Company makes no representation or warranty with respect to information furnished in writing by Parent or Merger Sub specifically for inclusion or use in any such document and (ii) no representation is made as to the accuracy of any forward-looking statements. No Company SEC Document that is a registration statement filed pursuant to the Securities Act, as of the date such registration statement or, if amended prior to the Agreement Date, as of the date of effectiveness of (and giving effect to) such amendment, when filed or furnished, except to the extent amended or superseded by a subsequent filing with the SEC prior to the Agreement Date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading. As of the Agreement Date, there are no amendments or modifications to the Company SEC Documents that are required to be filed with (or furnished to) the SEC, but that have not yet been filed with (or furnished to) the SEC. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

(c) The audited annual consolidated financial statements and the unaudited quarterly consolidated financial statements (including, in each case, the notes thereto) of the Company or any Company Subsidiary included or incorporated by reference in the Company SEC Documents when filed or to be included (i) have been derived from the accounting books and records of the Company and the Company Subsidiaries, (ii) complied, or will comply when filed, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (iii) were, or when filed will be, prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto) and (iv) fairly presented, or will present, in all material respects, the consolidated financial position of the Company or the applicable Company Subsidiary as of the dates thereof and the consolidated results of its operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).

(d) Except as reflected or reserved against in the consolidated balance sheet of the Company as of December 31, 2025, or the notes thereto, included in the Company SEC Documents (such balance sheet and the notes thereto, the “Company Balance Sheet”), the Company and the Company Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business since the date of the Company Balance Sheet, (ii) liabilities that are executory performance obligations arising under Contracts to which the Company or either Company Subsidiary is a party (other than to the extent arising from a breach thereof by the Company or either Company Subsidiary), (iii) liabilities or obligations incurred in connection with the Transactions and (iv) liabilities or obligations that have not be, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(e) The Company has established and maintains, and at all times since January 1, 2023 has maintained, disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) that (i) are designed to ensure that material information relating to the Company and the Company Subsidiaries is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared and (ii) are effective in all material respects to perform the functions for which they were established. Since January 1, 2023, the Company has not identified or been made aware of, and the Company’s auditors have not identified to the Company, the Company Board or the audit committee of the Company Board (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s or any Company Subsidiary’s ability to record, process, summarize and report financial information or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s or any Company Subsidiary’s internal control over financial reporting. The Company and the Company Subsidiaries are in compliance, and since January 1, 2023 have been in compliance, in all material respects with the applicable listing and other rules and regulations of Nasdaq. The books and records of the Company and the Company Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. The Company has made available to Parent accurate and complete copies of the minutes of all meetings and written consents of the Company Board and each committee thereof since January 1, 2023 through December 31, 2025; provided that the Company shall not be obligated to furnish to Parent any minutes for portions of meetings to the extent they discuss the Transactions or alternative transactions considered by the Company Board.

(f) The Company and the Company Subsidiaries have not effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liability of, the Company or any Company Subsidiary in the Company SEC Documents.

(g) Since January 1, 2023, (i) neither the Company nor the Company Subsidiaries has received any written or, to the knowledge of the Company, oral complaint, allegation, assertion or claim regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or either Company Subsidiary, or unlawful accounting or auditing matters with respect to the Company or either Company Subsidiary and (ii) no attorney representing the Company or either Company Subsidiary, whether or not employed by the Company or either Company Subsidiary, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or either Company Subsidiary or any of its or their respective officers, directors, employees or agents to the Company Board or any committee thereof or to the general counsel or chief executive officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes Oxley Act.

SECTION 4.07 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that the Company makes no representation or warranty with respect to information furnished in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in any such document. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

SECTION 4.08 Absence of Certain Changes or Events.

(a) Since the date of the Company Balance Sheet, there has not been any change, event, condition, development, circumstance, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From the date of the Company Balance Sheet to the Agreement Date, the Company and the Company Subsidiaries have conducted their business in the ordinary course in substantially the same manner as previously conducted, and during such period there has not been:

(i) any declaration, setting aside, accrual or payment of any dividend on, or making of any other distribution (whether in cash, stock, equity securities or property) in respect of, any capital stock of the Company;

(ii) any split, combination or reclassification of any capital stock of the Company or the Company Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or any Company Subsidiary;

(iii) except as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement, any establishment, adoption, amendment, modification or termination of any material Company Benefit Plan or material Company Benefit Agreement or any other benefit or compensation plan, program, policy, agreement or arrangement that would constitute a material Company Benefit Plan or material Company Benefit Agreement if in effect on the Agreement Date;

(iv) except as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement in effect as of the date of the Company Balance Sheet or as disclosed in the Filed Company SEC Documents, any granting of any increase in compensation, severance or termination pay, or any entry by the Company into any employment, consulting, severance or termination agreement, in each case with any employee at the level of vice-president or above;

(v) any change in accounting methods, principles or practices by the Company, except as may have been required (A) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (B) by Law, including Regulation S-X promulgated under the Securities Act;

(vi) any sale, lease (as lessor), license or other disposition of (including through any “spin-off”), or Lien imposed upon (other than a Permitted Lien), any properties or assets (other than Intellectual Property) that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except (A) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business or (B) pursuant to Contracts to which the Company or either Company Subsidiary is a party made available to Parent and in effect prior to the date of the Company Balance Sheet;

(vii) any sale, assignment, license or transfer or disposition of any Company material Intellectual Property owned or purported to be owned by the Company or either Company Subsidiary that is material, individually or in the aggregate, to the Company, except for (A) non-exclusive licenses (including sublicenses) to Intellectual Property granted in the ordinary course of business, (B) pursuant to Standard IP Contracts, (C) pursuant to Contracts to which the Company or either Company Subsidiary is a party and which the Company has made available to Parent, (D) abandonment or other disposition of any Company Registered Intellectual Property that is obsolete or otherwise no longer useful in the conduct of the business of the Company or either Company Subsidiary or that is at the end of the applicable statutory term, in the ordinary course of prosecution or otherwise in the ordinary course of business or (E) transactions among the Company and the Company Subsidiaries or among the Company Subsidiaries;

(viii) any acquisition, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other similar manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person, with an aggregate amount of consideration paid or transferred by the Company or either Company Subsidiary in excess of $1,000,000;

(ix) any filing of or change to a material Tax election, any change to an annual Tax accounting period or any change to a material method of Tax accounting, any filing of an amended material Tax Return, any entry into a closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), any settlement or compromise of a material Tax liability or refund;

(x) any settlement or compromise of, or written offer or proposal to settle or compromise, any Proceeding involving or against the Company or either Company Subsidiary, except for settlements or compromises of non-criminal Proceedings that (A) did not involve the payment of amounts in excess of $1,000,000 by the Company, (B) did not impose any material restriction on the business or activities of the Company or either Company Subsidiary or any current or future subsidiaries of the Company, either Company Subsidiary, or Parent or its current or future subsidiaries, (C) did not involve the admission of wrongdoing by the Company or either Company Subsidiary and (D) did not involve any license, cross license or similar arrangement with respect to any Company Intellectual Property or any Company Product; or

(xi) any agreement on the part of the Company or either Company Subsidiary to do any of the foregoing.

SECTION 4.09 Taxes.

(a) The Company and each Company Subsidiary has (i) timely filed, or caused to be timely filed, taking into account any extensions of time within which to file, all material Tax Returns required to have been filed by or with respect to the Company or either Company Subsidiary and all such Tax Returns are true and complete in all material respects and (ii) paid, or caused to be paid, in full on a timely basis all material Taxes imposed on or required to be paid by or with respect to the Company or either Company Subsidiary, whether or not shown as due on any such Tax Returns, including any material Taxes required to be withheld, collected or deposited by or with respect to the Company or either Company Subsidiary.

(b) (i) No deficiency for any Tax has been asserted or assessed by a Tax Authority in writing against the Company or either Company Subsidiary which deficiency has not been paid, settled or withdrawn and (ii) no current audit, examination, investigation, inquiry or other Proceeding in respect of any Taxes or Tax Returns of the Company or either Company Subsidiary has been proposed or threatened in writing.

(c) Each of the Company and the Company Subsidiaries has complied in all material respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements) with respect to payments made to any employee, creditor, independent contractor, stockholder or other third party.

(d) Neither the Company nor either Company Subsidiary has any liability for the Taxes of any other Person pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), by reason of having been a member of an affiliated, consolidated, combined, unitary, group relief or similar Tax group, or as a transferee or successor. Neither the Company nor either Company Subsidiary is or has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company).

(e) Neither the Company nor either Company Subsidiary has received written notice of any claim made by a Tax Authority in a jurisdiction where the Company or applicable Company Subsidiary does not file a Tax Return that the Company or either Company Subsidiary is subject to taxation by that jurisdiction. Neither the Company nor either Company Subsidiary has extended (which extension remains outstanding), and there are no outstanding requests, agreements, consents or waivers to extend, the statutory period of limitations applicable to the assessment of any income or other material Taxes or income or other material Tax deficiencies against the Company or either Company Subsidiary, other than pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business.

(f) Neither the Company nor either Company Subsidiary is a party to, bound by or subject to any (i) Tax sharing, Tax allocation or Tax indemnification agreement that would have a continuing effect after the Merger Closing Date (other than Tax provisions of agreements with third parties, the primary subject matter of which is not Tax, such as licensing or joint development agreements), (ii) closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), which agreement will be binding on the Company or either Company Subsidiary, as applicable, after the Merger Closing Date or (iii) private letter ruling of the Internal Revenue Service or comparable ruling of any Tax Authority.

(g) Within the past two years, neither the Company nor either Company Subsidiary has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(h) Neither the Company nor either Company Subsidiary has been a party to or participated in a transaction that constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state or local Law).

(i) Neither the Company nor either Company Subsidiary has been, nor will be, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) Neither the Company nor either Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Offer Closing Time as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Offer Closing Time as a result of transactions or events occurring, or accounting methods employed, prior to the Offer Closing Time, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Offer Closing Time, (iii) installment sale or open transaction disposition made prior to the Offer Closing Time, (iv) deferred revenue or prepaid amount accrued or received prior to the Offer Closing Time, or (v) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law), in each case, in existence or in respect of any transaction occurring prior to the Offer Closing Time.

(k) There are no Liens with respect to Taxes upon any of the assets or properties of the Company or either Company Subsidiary, other than Permitted Liens.

SECTION 4.10 Labor Relations.

(a) There are no collective bargaining or similar labor union agreements to which the Company or either Company Subsidiary is a party or by which the Company or either Company Subsidiary is bound. None of the employees of the Company or either Company Subsidiary is represented by any union with respect to their employment by the Company or either Company Subsidiary.

(b) Since January 1, 2023, neither the Company nor either Company Subsidiary has experienced any material labor disputes, strikes, work stoppages, slowdowns, picketing, hand billing, lockouts or union organization attempts or threats in writing concerning any employees of the Company or the Company Subsidiaries with respect to their employment with the Company or the Company Subsidiaries. There is no unfair labor practice charge or complaint or other material Proceeding presently pending or, to the knowledge of the Company, threatened in writing against the Company or either Company Subsidiary before the National Labor Relations Board or any equivalent state or local Governmental Entity, in each case, that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2023, the Company and the Company Subsidiaries have been in compliance with all applicable Laws relating to labor, employment and employment practices, including all applicable Laws respecting terms and conditions of employment, health and safety, anti-discrimination and anti-harassment, wages and hours (including classification of independent contractors and exempt and non-exempt employees), immigration, restrictive covenants, pay transparency, plant closures and layoffs, workers’ compensation, labor relations, employee leave issues, employee training and notices, affirmative action and unemployment insurance.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all individuals who perform services for the Company or the Company Subsidiaries and who have been classified as other than employees have been properly classified. All employees of the Company and the Company Subsidiaries are employed in the United States, and none of the written terms and conditions of their employment provide for the application of the Law of any jurisdiction other than the United States.

(e) Since January 1, 2023, neither the Company nor either Company Subsidiary has engaged in a “mass layoff” or “plant closing” (within the meaning of the Worker Readjustment and Notification Act (29 U.S.C. § 2101)) or term of similar import under any applicable similar Law, and, as of the Agreement Date, the Company and the Company Subsidiaries do not have plans to engage in any mass layoffs, plant closings or term of similar import under any applicable similar Law, within the next six months.

(f) Neither the Company nor either Company Subsidiary is, or since January 1, 2023 has been, a party to any settlement agreement with a current or former employee that relates primarily to allegations of sexual harassment or sexual misconduct. To the knowledge of the Company, since January 1, 2022, no allegations of sexual harassment have been made against any director or officer of the Company or either Company Subsidiary, or any employee of the Company or either Company Subsidiary at the level of vice-president or above.

(g) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, to the knowledge of the Company, no current or former employee of the Company or either Company Subsidiary is in violation of any non-disclosure agreement, non-competition agreement, restrictive covenant agreement or similar obligation under a Contract: (i) to the Company or either Company Subsidiary or (ii) to a former employer or third party relating to the right of any such employee to be employed by the Company or either Company Subsidiary because of the nature of the business conducted by it or the use of Trade Secrets or proprietary information of others.

(h) As of the Agreement Date, no director, officer or employee of the Company or either Company Subsidiary at the level of vice-president or above has provided written notice to the Company or either Company Subsidiary that he, she or they intend to resign from or otherwise terminate employment with the Company or either Company Subsidiary.

SECTION 4.11 Employee Benefits.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth a true and complete list, as of the Agreement Date, of each material Company Benefit Plan and material Company Benefit Agreement. Neither the Company nor either Company Subsidiary has made any plan or commitment to create any additional material Company Benefit Plan or Company Benefit Agreement, or materially modify or change any existing material Company Benefit Plan or Company Benefit Agreement, except as set forth in Section 6.01 or as may be required to comply with applicable Laws.

(b) With respect to each material Company Benefit Plan and material Company Benefit Agreement, the Company has made available to Parent true and complete copies of (i) such material Company Benefit Plan or material Company Benefit Agreement, including any amendment thereto (or, in either case, with respect to any unwritten material Company Benefit Plan or material Company Benefit Agreement, a written description thereof), (ii) each trust, insurance, annuity or other funding Contract to which the Company or either Company Subsidiary is a party with respect thereto, (iii) the most recent opinion or favorable determination letter related thereto (if any) received from the IRS, (iv) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists, (v) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto (if any) and (vi) all material correspondence to or from any Governmental Entity relating to such material Company Benefit Plan since January 1, 2023.

(c) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company, (i) each Company Benefit Plan and Company Benefit Agreement has been established, maintained, funded, administered and operated in accordance with its terms and is in compliance with all applicable Laws, including applicable provisions of ERISA and the Code, (ii) there are no pending or, to the knowledge of the Company, threatened audits or investigations by any Governmental Entity involving any Company Benefit Plan or Company Benefit Agreement and (iii) there are no pending or, to the knowledge of the Company, threatened claims (except for individual claims for benefits payable in the normal course of operation), suits or other Proceedings involving any Company Benefit Plan or Company Benefit Agreement, any fiduciary thereof or any service provider thereto. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company: (A) no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred with respect to any Company Benefit Plan, (B) no breach of fiduciary duty has occurred with respect to any Company Benefit Plan in connection with which the Company or either Company Subsidiary would reasonably be expected to incur any liability, (C) no excise Tax would reasonably be expected to be imposed upon the Company or either Company Subsidiary under Chapter 43 of the Code, and (D) neither the Company nor either Company Subsidiary has incurred (whether or not assessed) or otherwise has any current or potential liability for any Taxes or penalties imposed under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(d) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a material liability, each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has received a current favorable determination letter as to such qualification or registration from the IRS or (ii) has been established under a standardized prototype plan for which a current favorable opinion letter from the IRS (or any comparable Governmental Entity) has been obtained by the plan sponsor and is valid as to the adopting employer, and, in each case, no event has occurred, either by reason of any action or failure to act, and there are no existing circumstances or events that would reasonably be expected to cause the loss of any such qualification, registration or tax-exempt status or otherwise materially adversely affect the qualified status of any such Company Benefit Plan.

(e) No Company Benefit Plan or Company Benefit Agreement is, and neither the Company nor either Company Subsidiary nor any Commonly Controlled Entity sponsors, maintains, contributes to, or has sponsored, maintained, contributed to or been required to maintain or contribute to, or otherwise has any current or contingent liability under or with respect to, (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan, (ii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, or (iv) any “multiple employer welfare arrangement,” within the meaning of Section 3(40) of ERISA.

(f) No Company Benefit Plan or Company Benefit Agreement provides, and neither the Company nor either Company Subsidiary provides or has any current or contingent obligation or liability to provide, any post-employment, post-service or post-ownership health, medical or life insurance benefits to retired, former or current employees of the Company or either Company Subsidiary or any other Person, other than for continuation coverage required under Section 4980B(f) of the Code or any similar state Laws. Except as would not result in material liability to the Company, with respect to each Company Benefit Plan and Company Benefit Agreement, all contributions, reimbursements and premium payments that have become due have been timely made or, to the extent not yet due, have been properly accrued in accordance with GAAP.

(g) Neither the execution of this Agreement nor the consummation of the Offer, the Merger or any other Transaction (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer, employee or individual service provider of the Company or either Company Subsidiary to any new type of compensation or benefit or any increase in the amount of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other obligation under any Company Benefit Plan or Company Benefit Agreement, (iii) result in any violation of, or default under, any Company Benefit Plan or Company Benefit Agreement, (iv) limit or restrict the right of the Company to merge, amend or terminate any Company Benefit Plan or Company Benefit Agreement or (v) result in the payment or provision of any amount (whether in cash or property or the vesting of property) to any current or former director, officer, employee or consultant of the Company or either Company Subsidiary under any Company Benefit Plan or Company Benefit Agreement that would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(h) Neither the Company nor either Company Subsidiary is a party to, and is not otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local or non-U.S. Law relating to Tax). Each Company Benefit Plan that constitutes, in any part, a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained, in all material respects, in operational and documentary compliance with Section 409A of the Code and applicable guidance issued thereunder.

(i) No Company Benefit Plan is maintained outside the United States and no Company Benefit Plan covers any employees, independent contractors or other service providers of the Company or any Company Subsidiary who reside or work outside the United States.

SECTION 4.12 Property.

(a) Neither the Company nor either Company Subsidiary owns, or has ever owned, any real property.

(b) Neither the Company nor either Company Subsidiary uses or occupies, in the ordinary course of business, any real property material to the business of the Company and the Company Subsidiaries, other than the real property that is leased or subleased by the Company or the Company Subsidiaries (the “Leased Real Property”). Section 4.12(b) of the Company Disclosure Letter sets forth (i) all leases and subleases pursuant to which the Company or either Company Subsidiary uses or occupies or has the right to use or occupy any Leased Real Property (the “Real Property Leases”) and (ii) the street address for each Leased Real Property. There is no pending condemnation Proceeding, neither the Company nor either Company Subsidiary has received written notice of any proposed condemnation Proceeding, and to the knowledge of the Company, there is no condemnation Proceeding threatened, in each case, with respect to any Leased Real Property. Neither the Company nor either Company Subsidiary, as applicable, is in default in any material respect under any Real Property Lease.

(c) The Company and the Company Subsidiaries (i) have a good and valid and existing leasehold interest in each Leased Real Property, free and clear of all Liens (other Permitted Liens), (ii) have complied with, and, to the knowledge of the Company, each other party thereto has complied with, the terms of all Real Property Leases, and all Real Property Leases are in full force and effect, subject to the Bankruptcy, Equity and Indemnity Exception and (iii) are not in breach or default under any such Real Property Leases, and to the knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default under such Real Property Leases.

(d) The Company or either Company Subsidiary, as applicable, is in peaceful and undisturbed possession of each Leased Real Property, and there are no contractual, pursuant to any Contract to which the Company or either Company Subsidiary is a party, or legal restrictions related to the use of real property, binding on the Company or either Company Subsidiary, that preclude or restrict the ability of the Company or either Company Subsidiary to use such Leased Real Property for the purposes for which it is currently being used. Except for the Real Property Leases, there are no Contracts outstanding to which the Company or either Company Subsidiary is a party for the sale, exchange, lease or transfer of, or the granting of a Lien on, any Leased Real Property, or any portion thereof.

SECTION 4.13 Contracts.

(a) Except for this Agreement and the Contracts disclosed in and filed as exhibits to the Filed Company SEC Documents, Section 4.13(a) of the Company Disclosure Letter sets forth a true and complete list of the Material Contracts in effect as of the Agreement Date. The Company has made available to Parent true and complete copies of all Material Contracts, including true, complete and unredacted copies of all Material Contracts filed as exhibits to the Filed Company SEC Documents. “Material Contract” means any Contract described in any of the following clauses (i)-(xxiii).

(i) each Contract that (A) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or (B) is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(ii) each Contract (other than Contracts terminable without more than 30 days’ advance notice or penalty) for the purchase, sale, license or use of materials, supplies, equipment, services, Software, Intellectual Property or other assets with respect to which payments by the Company or either Company Subsidiary exceeded $1,000,000 in calendar year 2025;

(iii) each Contract with respect to which payments to the Company or either Company Subsidiary exceeded $1,000,000 in calendar year 2025;

(iv) each Contract to which the Company or either Company Subsidiary is a party that (A) restricts the ability of the Company or its Affiliates, including following the Effective Time, to compete in any business or with any Person in any geographical area, (B) requires the Company or its Affiliates, including following the Effective Time, to conduct any business on a “most favored nations” basis with any third party, (C) grants a third party (other than third parties engaged to provide services to the Company or any of its Affiliates) development, marketing or distribution rights with respect to any Company Product, (D) requires the Company or either Company Subsidiary to purchase a minimum quantity of goods or supplies relating to any Company Product in favor of any third party, or (E) obligates the Company or any of its Affiliates to purchase or otherwise obtain any product or service exclusively from any third party or sell any product or service exclusively to any third party;

(v) each Contract under which the Company or either Company Subsidiary licenses or has licensed any material Intellectual Property from, or any material Company Intellectual Property owned or purported to be owned by the Company or either Company Subsidiary to, any third party except, in each case, for (1) off-the-shelf, commercially available or “shrink-wrap” Software or computer services agreements (including agreements under which such Software is delivered as a service),

(2) non-exclusive licenses or rights granted by the Company or either Company Subsidiary in connection with the sale or distribution of the Company Products to customers or distributors of Company or either Company Subsidiary entered into in the ordinary course of business, (3) materials transfer agreements, clinical trial agreements, sponsored research agreements, non-disclosure agreements, employment agreements, employee invention assignment agreements, consulting agreements and other agreements entered into in the ordinary course of business, in each case, that do not transfer ownership of material Company Intellectual Property to any third party or contain any grant of rights to any third party to use material Company Intellectual Property for the research, supply, manufacturing, development or commercialization of products (other than on behalf of Company or either Company Subsidiary), (4) Contracts granting any license, ownership or other rights in and to incidental rights (including rights in trademarks or feedback), (5) Contracts granting service providers of the Company or either Company Subsidiary a non-exclusive license to rights in connection with such service provider’s provision of services to the Company or either Company Subsidiary, and (6) invention assignment and consulting agreements that contain assignments of Intellectual Property to the Company or either Company Subsidiary (collectively, clauses (1) to (6), “Standard IP Contracts”);

(vi) each Contract to which the Company or either Company Subsidiary is a party with any academic institution or Governmental Entity that provides for the provision of funding to the Company or either Company Subsidiary for research and development activities involving the creation of any material Intellectual Property;

(vii) other than any Company Benefit Agreement or Company Benefit Plan or Contract that can be terminated for convenience on notice by the Company or either Company Subsidiary, each Contract to which the Company or either Company Subsidiary is a party that provides for recurring annual minimum payments or receipts (other than milestone, royalty or similar payments or other contingent payments) in excess of $1,000,000;

(viii) each Contract to which the Company or either Company Subsidiary is a party relating to indebtedness for borrowed money or any financial guaranty;

(ix) each Contract to which the Company or either Company Subsidiary is a party involving in excess of $1,000,000 that provides for the acquisition or disposition of any assets or any businesses (whether by merger, sale of stock, sale of assets or otherwise) that (A) has not yet been consummated or (B) has outstanding any purchase price adjustment, “earn-out,” material payment or similar obligations on the part of the Company or either Company Subsidiary, in each case, excluding any Contract required to be listed in Section 4.13(a)(iii) or Section 4.13(a)(viii) of the Company Disclosure Letter;

(x) each Contract to which the Company or either Company Subsidiary is a party pursuant to which the Company or either Company Subsidiary has continuing milestone or similar contingent payments obligations, including upon the achievement of regulatory or commercial milestones or payment of royalties or other amounts calculated based upon any revenues or income of the Company or either Company Subsidiary, in each case, that would reasonably be expected to result in aggregate payments in excess of $500,000 after the Agreement Date, and in each case, excluding indemnification and performance guarantee obligations provided for in the ordinary course of business and Standard IP Contracts;

(xi) each Contract to which the Company or either Company Subsidiary is a party that obligates the Company or such Company Subsidiary to make any capital commitment or capital expenditure in an aggregate amount in excess of $1,000,000 after the Agreement Date;

(xii) each Contract to which the Company or either Company Subsidiary is a party that relates to the formation, creation, operation, management or control of any legal partnership or any joint venture entity pursuant to which the Company or either Company Subsidiary has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person;

(xiii) each Contract between the Company or either Company Subsidiary and any Governmental Entity, except for material transfer agreements, clinical trial agreements, sponsored research agreements and non-disclosure agreements entered into in the ordinary course of business;

(xiv) each stockholders’, investors rights’, registration rights or similar Contract to which the Company or either Company Subsidiary is a party (excluding Contracts governing Company Stock Options, Company RSUs, participation in the ESPP or Company Warrants);

(xv) each Real Property Lease;

(xvi) each settlement, consent decree, conciliation or similar agreement with any Governmental Entity (A) pursuant to which the Company or either Company Subsidiary will be required after the Agreement Date to pay any monetary obligations or (B) that contains material obligations or limitations on the Company’s or either Company Subsidiary’s conduct;

(xvii) each Contract that prohibits the declaration or payment of dividends or distributions in respect of the capital stock of the Company or either Company Subsidiary, the pledging of the capital stock or other equity interests of the Company or either Company Subsidiary or the issuance of any guaranty by the Company or either Company Subsidiary;

(xviii) each Contract between the Company or either Company Subsidiary with any Affiliate thereof (other than Contracts solely between or among the Company and the Company Subsidiaries), director, executive officer (as such term is defined in the Exchange Act), Person holding 5% or more of the Company Common Stock, or, to the knowledge of the Company, any Affiliate or immediate family member of any of the foregoing;

(xix) each Contract containing any put, call, right of first refusal, right of first offer or similar right pursuant to which the Company or either Company Subsidiary could be required to purchase or sell, or offer for purchase or sale, as applicable, any (A) equity interests of any Person or (B) assets (excluding commitments to purchase goods and products and commercially available off-the-shelf Software licenses and Software-as-a-service offerings, in each case, entered into in the ordinary course of business) or businesses for an amount in excess, in the aggregate, of $1,000,000;

(xx) each material Contract with (A) a contract manufacturing organization, (B) a contract development and manufacturing organization or (C) a contract research organization (other than, for the avoidance of doubt, any individual clinical trial site) for providing services to the Company or any Company Subsidiary involving management of clinical trials of a Company Product;

(xxi) each material Contract with a sole source supplier for a Key Company Product;

(xxii) each Contract requiring the Company or either Company Subsidiary to supply products for use in (A) initiated sponsored studies, (B) compassionate use programs or (C) collaborative research activities; and

(xxiii) each Contract pursuant to which any director or executive officer of the Company or either Company Subsidiary is entitled to indemnification, other than as provided in the organizational documents of the applicable entity.

(b) Each of the Material Contracts is valid, binding and enforceable (except as such enforceability may be limited by the Bankruptcy, Equity and Indemnity Exception) on the Company or the applicable Company Subsidiary, as the case may be, and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid, binding or enforceable or to be in full force and effect as would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. There is no material breach of or material default under any Material Contract by the Company or either Company Subsidiary or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach of or material default thereunder by the Company or either Company Subsidiary or, to the knowledge of the Company, any other party thereto.

(c) As of the Agreement Date, neither the Company nor either Company Subsidiary has received any written notice from any counterparty to a Material Contract indicating that such counterparty intends or has threatened to terminate or not renew such Material Contract.

SECTION 4.14 Litigation.

(a) There is no, and since January 1, 2023 there has been no, Proceeding pending and served or, to the knowledge of the Company, (i) pending and not served or (ii) threatened, in each case, against the Company or either Company Subsidiary (or, to the knowledge of the Company, against any present or former officer or director of the Company or either Company Subsidiary in such individual’s capacity as such), that would reasonably be expected to (x) be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, or (y) prevent the Company from performing its obligations under this Agreement or consummating the Transactions on or before the Outside Date, nor is there any Judgment outstanding against the Company or either Company Subsidiary that would reasonably be expected to (A) be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, or (B) prevent the Company from performing its obligations under this Agreement or consummating the Transactions on or before the Outside Date.

(b) There is no material investigation or review by any Governmental Entity with respect to the Company or either Company Subsidiary that is pending or, to the knowledge of the Company, threatened.

SECTION 4.15 Compliance with Laws.

(a) Each of the Company and the Company Subsidiaries is, and since January 1, 2023 has been, in compliance with all Judgments and Laws applicable to its business or operations except for instances of noncompliance that have not had, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. Each of the Company and the Company Subsidiaries has, and since January 1, 2023 has had, in effect all Authorizations necessary for it to conduct its business as presently conducted, and all such Authorizations are in full force and effect, except for such Authorizations the absence of which, or the failure of which to be in full force and effect have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. Since January 1, 2023, neither the Company nor either Company Subsidiary has received written notice of, or been charged with, or, to the knowledge of the Company, been threatened with, any violation of any applicable Law, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(b) Except as would not reasonably be expected to, individually or in the aggregate, result in a material liability to the Company or a Company Subsidiary, neither the Company nor either Company Subsidiary, nor any of their respective officers, directors, employees or agents acting on behalf of the Company or such Company Subsidiary, nor, to the knowledge of the Company, any other Persons acting on behalf of the Company or either Company Subsidiary, has, in the course of its actions for, or on behalf of, the Company or such Company Subsidiary: (i) directly or indirectly, used any funds (whether corporate funds or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity, (ii) made, offered or authorized or accepted any direct or indirect unlawful payments to or from any foreign or domestic Governmental Official, employee or health care professional, to or from any foreign or domestic political party or campaign, or to or from any other Person, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the anti-corruption provisions of United States Code Title 18 § 201 or any other applicable anti-bribery, anti-corruption, anti-money laundering Law, or any other applicable Law of similar effect (the “Anti-Corruption Laws”), or (iv) made, offered or authorized any other bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment. Since January 1, 2023, neither the Company nor either Company Subsidiary has received any written communication that alleges any of the foregoing, and is not, nor has been, to the knowledge of the Company, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit (other than a routine contract audit) by any party, in connection with alleged or possible violations of any Anti-Corruption Law.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, each of the Company and the Company Subsidiaries (i) has made and kept books and records, accounts and other records which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets, and (ii) has instituted and maintains policies and procedures and a system of internal controls reasonably designed to ensure compliance with the Anti-Corruption Laws.

(d) Neither the Company nor a Company Subsidiary, nor any of their respective directors or officers or, to the knowledge of the Company, employees (i) is a Sanctioned Person, (ii) has since January 1, 2023 engaged in any direct or indirect dealings on behalf of the Company or either Company Subsidiary with any Sanctioned Person or in any Sanctioned Country in violation of applicable Sanctions Laws, except pursuant to a license or Authorization issued by the United States Government, or (iii) has since January 1, 2023 violated any applicable Sanctions Law. Since January 1, 2023, to the knowledge of the Company, neither the Company nor either Company Subsidiary nor any of their respective directors, officers or employees has been the subject of any investigation or allegation relating to any violation of applicable Sanctions Laws.

SECTION 4.16 Regulatory Matters.

(a) The Company and the Company Subsidiaries, where applicable, hold all material Regulatory Authorizations required for the conduct of the business of the Company and the Company Subsidiaries as presently conducted, including those necessary to permit the design, development, pre-clinical and clinical testing, manufacturing, distribution and promotion of any Key Company Product. Each such Regulatory Authorization is valid and in full force and effect. The Company and the Company Subsidiaries have fulfilled and performed all of their material obligations with respect to such Regulatory Authorizations and, to the Company’s knowledge, no event has occurred with respect to the Key Company Products or is reasonably expected to occur with respect to the Key Company Products which would cause the lapse, revocation, or termination of any Regulatory Authorizations. Except as would not reasonably be expected be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company and the Company Subsidiaries have filed, maintained or furnished on a timely basis with the applicable Regulatory Authorities all required filings, declarations, listings, registrations, submissions, amendments, updates, changes, corrections, supplements, modifications, notices and responses to notices, applications and supplemental applications, reports (including all adverse event/experience reports) and other required information, including those relating to the Regulatory Authorizations (collectively, the “Health Care Submissions”), (ii) all such Health Care Submissions were complete and accurate and in compliance with applicable Health Laws when filed (or were corrected or completed in a subsequent filing), and (iii) no deficiencies have been asserted or alleged in writing by any Regulatory Authority with respect to any such Health Care Submissions.

(b) Except as would not reasonably be expected to result be, individually or in the aggregate, material to Company and the Company Subsidiaries, taken as a whole, since January 1, 2023, (i) the Company and the Company Subsidiaries have been in compliance with all Health Laws applicable to the Company, the Company Subsidiaries and the Company Products, (ii) neither the Company nor a Company Subsidiary has been a party to or received any written notice or other communication from any Regulatory Authority alleging any potential or actual violation of any Health Law, and (iii) neither the Company nor either Company Subsidiary has been subject to any enforcement, regulatory or other Proceeding by any Governmental Entity alleging non-compliance with the FDCA or any other Health Law, and no such Proceeding is pending or has been threatened in writing.

(c) Except as would not reasonably be expected to result be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2023, all pre-clinical studies and clinical trials conducted or being conducted with respect to the Company Products by or at the direction of the Company or a Company Subsidiary have been and are being conducted in compliance with the required experimental protocols, procedures and controls, and all applicable Health Laws, including the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312, all applicable requirements of Good Laboratory Practices and Good Clinical Practices and any other applicable regulations that relate to the proper conduct of clinical studies and requirements relating to the protection of human subjects required by the FDA. No clinical trial sponsored or conducted by or, on behalf of, the Company or a Company Subsidiary with respect to the Company Products has been placed on clinical hold or terminated or suspended by any Regulatory Authority. Neither the Company nor either Company Subsidiary has received any written notifications or other written communications from any Regulatory Authority that requires or would require the termination or suspension or investigation, or place a clinical hold order on or otherwise delay or restrict any clinical studies currently conducted by, or on behalf of, the Company, or in which the Company or either Company Subsidiary has participated and, to knowledge of the Company, no such action has been threatened in writing against the Company or either Company Subsidiary.

(d) Since January 1, 2023, the Company, the Company Subsidiaries and, to the Company’s knowledge, any manufacturing site assisting in the manufacturing of any Company Product or material Company Product components (whether Company-owned or operated or that of a contract manufacturer for such Company Product or Company Product components) are in compliance in all material respects with applicable Health Laws, including the FDCA and applicable regulations and Good Manufacturing Practices and other standards required by the FDA. Neither the Company nor, to the knowledge of the Company, any manufacturing site that assists in the manufacturing of any Company Product or material Company Product components (whether Company-owned or operated or that of a contract manufacturer for such Company Product or Company Product components) has, with respect to any Company Product, (i) been subject to a Regulatory Authority shutdown or import or export detention, refusal or prohibition or (ii) since January 1, 2023, received any FDA Form 483, or other Regulatory Authority written notice of inspectional observations, adverse findings, FDA Warning Letters, FDA

Untitled Letters, written request to make any change to any Key Company Product or any processes or procedures, or similar written notice alleging or asserting material noncompliance with any applicable Health Law, and to the Company’s knowledge, no such action or Proceeding is pending or threatened. Since January 1, 2023, the Company and the Company Subsidiaries have conducted internal or third party audits of manufacturing sites and suppliers as required by applicable Health Laws and no material findings have been identified as a result of such audits.

(e) Neither the Company, either Company Subsidiary nor any of their respective officers or directors or, to the knowledge of the Company, employees have been debarred, excluded, delisted or similarly punished under any Law, including any Health Law, by any Governmental Entity or Regulatory Authority or convicted of a crime for which debarment is mandated or permitted by 21 U.S.C. § 355a, and the Company does not employ, or to the Company’s knowledge, contract with any individuals who are disqualified pursuant to 21 C.F.R § 312.70 or § 812.119. There have been no allegations or investigations against the Company, either Company Subsidiary, any employee or, to the Company’s knowledge, any contractor, that could result in exclusion, debarment or disqualification. Additionally, and only to the extent applicable, none of the Company, any Company Subsidiary nor their respective directors, officers, employees or to the Company’s knowledge, contractors, has been restricted in any material respect, suspended, excluded or threated with exclusion from, participation in any federal or state health care program under any applicable Health Law. No director or officer, or, to the knowledge of the Company, employee, agent or clinical investigator of the Company or any Company Subsidiary has been suspended or excluded from participation in any federal or state health care program.

(f) Neither the Company nor either Company Subsidiary currently is nor has been since January 1, 2023: (i) assessed a civil monetary penalty under any Health Law, (ii) party to a corporate integrity agreement with any Governmental Entity or Regulatory Authority, or (iii) subject to a deferred prosecution agreement, non-prosecution agreement, consent decree, monitoring agreement, settlement agreement or other similar agreement, in each case, entered into with or imposed by any Governmental Entity or Regulatory Authority, or order of a Governmental Entity or Regulatory Authority mandating or prohibiting future or past activities in connection with the Company’s noncompliance with applicable Health Laws and, to the Company’s knowledge, no such agreement or order is currently contemplated, proposed, or pending.

(g) To the Company’s knowledge, neither the Company nor either Company Subsidiary, nor, Company’s knowledge, any officer, employee, agent or distributor of the Company or the Company Subsidiaries have (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to the FDA or any Governmental Entity, or (iii) committed any other act, made any statement or failed to make any statement related to the business of the Company or the Company Subsidiaries, that (in any such case), at the time such disclosure or statement was made or failure to make occurred, establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Regulatory Authority to invoke any similar policy. Neither the Company nor either Company Subsidiary is the subject of any pending or, to the Company’s knowledge, threatened, investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy.

(h) Neither the Company nor the Company Subsidiaries have voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any material recall, field correction, market withdrawal, safety alert, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product, including any facilities where any such products are produced, processed, packaged or stored, other than notices or actions that are not, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 4.17 Environmental Matters.

(a) Except for matters that would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, (i) each of the Company and each Company Subsidiary is, and since January 1, 2023 has been, in compliance with all applicable Environmental Laws, (ii) each of the Company and each Company Subsidiary possesses and is in compliance with all Authorizations required under applicable Environmental Laws for it to conduct its business as presently conducted, (iii) since January 1, 2023, neither the Company nor either Company Subsidiary has been subject to a material Judgment pursuant to any applicable Environmental Law and (iv) there is no, and since January 1, 2023 there has been no, Proceeding relating to or arising under any Environmental Law pending or, to the knowledge of the Company, threatened.

(b) Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2023, neither the Company nor either Company Subsidiary has (i) received any written notice alleging that the Company or either Company Subsidiary is in violation of, or is a “potentially responsible party” under, any applicable Environmental Law, (ii) received any written notice of or entered into any legally binding agreement, order, settlement, judgment, injunction or decree involving any uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the Company or either Company Subsidiary relating to or arising under any Environmental Law, or (iii) assumed, undertaken or otherwise become subject to any material liability of another Person relating to Environmental Laws.

(c) To the knowledge of the Company, no Hazardous Substances are present and, since January 1, 2023, there have been no Releases on, at, under or from any property or facility currently or formerly owned, leased or operated by the Company or either Company Subsidiary in a manner or concentration that would reasonably be expected to result in any material claim against or material liability of the Company or a Company Subsidiary under any Environmental Law.

(d) The Company has delivered to Parent accurate and complete copies of all material environmental reports, investigations and audits possessed by the Company or either Company Subsidiary relating to compliance with Environmental Laws or the environmental conditions of any real property currently or formerly owned, leased or operated by the Company or either Company Subsidiary.

SECTION 4.18 Intellectual Property.

(a) Section 4.18(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the Agreement Date, of any of the following Company Intellectual Property that is owned or purported to be owned by the Company or either Company Subsidiary: (i) Patents and pending applications therefor, (ii) registered Trademarks and pending applications therefor, (iii) Internet domain names and (iv) registered Copyrights and pending applications therefor (the Intellectual Property referred to in clauses (i) through (iv), collectively, the “Company Registered Intellectual Property”) and includes for each such asset the record owner of such asset as of the Agreement Date and all co-owners (if any), the jurisdiction of filing or issuance, the application or registration number and date of application and registration. Except for matters that have not been, or would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (x) all of the Company Registered Intellectual Property is subsisting and, to the knowledge of the Company, in full force and effect and (y) all necessary registration, maintenance, renewal and other relevant filing fees due through the Agreement Date have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant patent, trademark, copyright, domain name or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Company Registered Intellectual Property in full force and effect. No interference, opposition, reissue, reexamination, cancellation or other Proceeding (other than routine examination proceedings with respect to pending applications) is pending or, to the knowledge of the Company, threatened in writing in which the scope, validity, enforceability, priority, inventorship or ownership of any material Company Registered Intellectual Property is being contested or challenged. Neither the Company nor either Company Subsidiary has misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Intellectual Property or in the prosecution of such application that would constitute fraud, inequitable conduct or a misrepresentation in violation of applicable Law or that would otherwise invalidate or render unenforceable any Company Intellectual Property, and no on-sale bar, public use or improper disclosure activity or violation has been engaged in or committed with respect to any Company Intellectual Property.

(b) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, either the Company or a Company Subsidiary owns, or has a license, sublicense or otherwise possesses legally exercisable rights to use all Intellectual Property used in or necessary to the conduct of the business of the Company and the Company Subsidiaries as presently conducted and any Company Intellectual Property owned or purported to be owned by the Company or either Company Subsidiary is free and clear of all Liens (other than Permitted Liens); provided that this sentence shall not be construed as a representation or warranty of non-infringement. The Company and the Company Subsidiaries are the sole and exclusive owners of all Company Intellectual Property owned or purported to be owned by the Company or either Company Subsidiary, free and clear of all Liens (other than Permitted Liens). The Company and the Company Subsidiaries have valid and existing rights to use, sell, license and otherwise exploit, as applicable, all Intellectual Property licensed to the Company or either Company Subsidiary and used in the operation of their respective businesses, and use and practice such licensed Intellectual Property in accordance with the applicable license terms; provided that this sentence shall not be construed as a representation or warranty of non-infringement. The Company Intellectual Property (including Company Intellectual Property owned or purported to be owned and Company Intellectual Property licensed to the Company or either Company Subsidiary) is sufficient and constitutes all Intellectual Property rights necessary for the conduct and operations of the businesses of the Company and the Company Subsidiaries as currently conducted; provided that this sentence shall not be construed as a representation or warranty of non-infringement.

(c) To the knowledge of the Company, (i) the conduct of the business of the Company and the Company Subsidiaries has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party, and (ii) no third party has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating any of the Company Registered Intellectual Property or other material Company Intellectual Property, in any case owned or purported to be owned by the Company or either Company Subsidiary and no such claims have been made against any third party by the Company or either Company Subsidiary, except, in the case of each of clause (i) and (ii), for infringements and other violations that have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(d) There is no Proceeding pending against the Company or either Company Subsidiary (other than, for clarity, office actions initiated by the U.S. Patent and Trademark Office or any foreign equivalent), and, neither the Company nor either Company Subsidiary has received any written notice or other written communication from any Person since January 1, 2023, with respect to the Company, or since January 1, 2024, with respect to either Company Subsidiary, in each case, pursuant to which any Person is (i) alleging that the conduct of the business of the Company as presently conducted is infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party, or (ii) contesting the use, ownership, validity or enforceability of any of the Company Intellectual Property owned or purported to be owned by the Company or either Company Subsidiary, except, in the case of each of clause (i) and (ii), as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(e) The Company or either Company Subsidiary has executed valid and enforceable written agreements with each of its past and present officers, employees, consultants and independent contractors who are engaged to create or develop for the Company or either Company Subsidiary any material Company Intellectual Property owned or purported to be owned by the Company or either Company Subsidiary in the course of such Person’s employment or retention thereby, pursuant to which such Person has (i) agreed to hold all confidential information of the Company in confidence and (ii) assigned to the Company or either Company Subsidiary all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for the Company or such Company Subsidiary in the course of such Person’s employment or retention thereby, except to the extent ownership of such Intellectual Property vests initially in the Company or a Company Subsidiary by operation of Law. There is no material uncured breach by the Company or either Company Subsidiary or, to the knowledge of the Company, the counterparty, under any such agreement.

(f) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries taken as a whole, the Company and the Company Subsidiaries have taken commercially reasonable steps to maintain the secrecy and confidentiality of and to protect against unauthorized disclosure of any Trade Secret owned or purported to be owned by the Company or either Company Subsidiary that is material to the business of the Company or the Company Subsidiaries as presently conducted, including by requiring each Person with access to material Trade Secrets to execute written confidentiality agreements appropriate to protect the information.

(g) No funding, facilities or personnel of any Governmental Entity or any university, college or other educational institution has been used in any material respect to create, in whole or in part, any material Company Intellectual Property owned or purported to be owned by the Company or either Company Subsidiary, except for any such funding or use of facilities or personnel that does not result in such Governmental Entity or educational institution obtaining ownership of such Company Intellectual Property.

(h) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the computer systems, including the Software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by the Company or either Company Subsidiary (collectively, the “Company Systems”) operate and perform in all material respects as required by the Company and the Company Subsidiaries in connection with the conduct of the business of the Company as presently conducted, (ii) to the knowledge of the Company, in the last 12 months there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company Systems that have caused or would reasonably be expected to result in the substantial disruption or interruption in or to the use of such Company Systems or the conduct of the business of the Company as presently conducted, (iii) to the knowledge of the Company, in the last 12 months, there have not been any incidents of unauthorized access or other security breaches of the Company Systems, and (iv) the Company and the Company Subsidiaries have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the Company Systems (and all information and transactions stored therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption.

(i) The Company and the Company Subsidiaries do not use artificial intelligence technology designed to automatically produce outputs based on user-supplied prompts using machine learning or deep learning models (“AI Tools”) to develop any Company Product. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries taken as a whole, (i) the Company and the Company Subsidiaries have not included and do not permit their personnel to include any Trade Secrets or confidential or proprietary information of the Company or any Company Subsidiary controlled by the Company or either Company Subsidiary in any AI Tool and (ii) the Company and the Company Subsidiaries have not used AI Tools to develop any Company Intellectual Property that the Company and the Company Subsidiaries intended to maintain as proprietary in a manner that would affect their ownership or rights therein.

(j) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries taken as a whole, (i) the Company and the Company Subsidiaries have not distributed or made available (including on an as-a-service basis) any Software included in Company Intellectual Property owned or purported to be owned (“Owned Software”) to any other Person, (ii) to the knowledge of the Company, the Owned Software is free of harmful code and the Company and the Company Subsidiaries have taken reasonable steps to protect the same, and (iii) to the knowledge of the Company, no open source Software is used in, included in or incorporated into, derived from, linked to, or integrated or combined with any Owned Software in a manner that would require the contribution, sale, licensing, provision or public disclosure to any other Person of any such Owned Software.

(k) There are no obligations of the Company or either Company Subsidiary to pay, contribute to, indemnify, reimburse or otherwise be responsible for any remuneration, compensation, consideration or payment of any kind (including any statutory inventor compensation, employee invention remuneration, equitable remuneration or similar payment) to any inventor, co-inventor or other Person who is or was employed or engaged by or on behalf of the Company, either Company Subsidiary or any of their respective Affiliates, in each case, in respect of any Patent rights included in the Company Intellectual Property. Neither the Company nor any Company Subsidiary has received any notice or other communication (written or otherwise) alleging that any remuneration or compensation paid by, or on behalf of, the Company or any Company Subsidiary to any such inventor, co-inventor or other Person in respect of such Patent rights was insufficient, improper or otherwise in violation of applicable Law or any Contract.

SECTION 4.19 Privacy. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, each of the Company and the Company Subsidiaries (i) is, and since January 1, 2023 has been, in compliance in all material respects with all applicable Data Privacy and Security Requirements, including processing all Personally Identifiable Information in compliance in all material respects with applicable Data Privacy and Security Requirements, (ii) has not experienced any Security Incidents, including any Security Incident that required notification under applicable Data Privacy and Security Requirements to any Person or Governmental Entity, (iii) has not received, or otherwise been subject to, any written notices, complaints, audits, Proceedings, investigations or claims conducted or asserted by any other Person (including any Governmental Entity) regarding any unauthorized or unlawful processing or other use of Personally Identifiable Information or violation of applicable Data Privacy and Security Requirements, and (iv) the Company and the Company Subsidiaries take commercially reasonable actions, consistent in all material respects with current industry standards for companies of similar size and stage of development, to protect the confidentiality, integrity and security of Personally Identifiable Information in their possession, custody or control or processed on behalf of the Company or any Company Subsidiary against any unauthorized use, access, interruption, modification or corruption, including commercially reasonable (A) data backup, (B) disaster avoidance and recovery procedures and (C) business continuity procedures. Neither the Company nor any Company Subsidiary is a “covered entity” and, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries taken as a whole, neither the Company nor any Company Subsidiary is engaging in activities that make it a “business associate,” as those terms are defined in HIPAA.

SECTION 4.20 Insurance.

(a) The Company has delivered or made available to Parent an accurate and complete copy of all material insurance policies relating to the business, assets and operations of the Company and the Company Subsidiaries. The Company and the Company Subsidiaries maintain insurance coverage in such amounts and covering such risks as are in accordance in all material respects with normal industry practice for companies of similar size and stage of development.

(b) Except as would be, or would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) all insurance policies of the Company and the Company Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (ii) neither the Company nor either Company Subsidiary is in default under any such insurance policies, (iii) no written notice of cancelation, termination, non-renewal or material modification has been received with respect to any such insurance policies, other than a notice in connection with ordinary renewals, (iv) all premiums due and payable in connection with such insurance policies have been paid in accordance with their respective terms and (v) as of the Agreement Date, there is no claim pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy.

SECTION 4.21 Brokers and Other Advisors. No broker, finder, investment banker, financial advisor or other Person, other than Centerview Partners LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has made available to Parent a true, accurate and complete copy of the engagement letter, dated as of December 19, 2025, between the Company and Centerview Partners LLC relating to the Transactions, and the amount of any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, payable to Centerview Partners LLC shall not exceed the amount required to be paid pursuant to the terms of such engagement letter.

SECTION 4.22 No Rights Agreement; Anti-Takeover Provisions. As of the Agreement Date, the Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Company Board has taken all action necessary to render Section 203 of the DGCL and any other takeover, anti-takeover, moratorium, “fair price,” “control share,” or similar Law inapplicable to this Agreement, the Offer and the Merger. Assuming the accuracy of the representations and warranties set forth in Section 5.08, no restrictions of any other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to the Company pursuant to this Agreement or the Transactions.

SECTION 4.23 Opinion of Financial Advisor. Centerview Partners LLC has rendered to the Company Board its oral opinion, to be confirmed by delivery of a written opinion, that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the Offer Price or Merger Consideration to be paid to the holders of shares of Company Common Stock (other than (a) any shares of Company Common Stock held by the Company, Parent, Merger Sub and their respective subsidiaries or any Shares held by any Affiliate of the Company or Parent or (b) any Appraisal Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders. An executed copy of such opinion shall be made available to Parent solely for informational purposes and on a non-reliance basis promptly following the Agreement Date, it being expressly understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub.

SECTION 4.24 No Vote Required. Assuming the Transactions are consummated in accordance with Section 251(h) of the DGCL and assuming the accuracy of the representations and warranties set forth in Section 5.08, no stockholder votes or consents are needed to authorize or adopt this Agreement or for consummation of the Transactions.

SECTION 4.25 Affiliate Transactions. No (a) present or former officer or director of the Company or either Company Subsidiary, (b) Person owning 5% or more of the Company Common Stock, or (c) to the knowledge of the Company, Affiliate or “associate” or any member of the “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any Person described in clauses (a) or (b) is a party to any Contract with the Company or any Company Subsidiary or has engaged in, any material transaction, agreement, commitment, arrangement or understanding with the Company or any Company Subsidiary since January 1, 2023, excluding compensation of directors and executive officers of the Company or a Company Subsidiary and equity interests granted to directors and executive officers of the Company or a Company Subsidiary, in each case, in the ordinary course of business.

SECTION 4.26 Title to Assets; Inventory.

(a) Each of the Company and the Company Subsidiaries have good and valid title to all assets (excluding Intellectual Property) owned by them as of the Agreement Date and necessary for the conduct of the Company’s business, taken as a whole, and such assets are owned by the Company and the Company Subsidiaries free and clear of any Liens (other than Permitted Liens), in each case, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(b) Except as has not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, the Company’s and the Company Subsidiaries’ inventories with respect to the Key Company Products of drug substances, raw materials, and finished goods are of a quality and quantity usable and, with respect to finished goods for commercial use, salable in the ordinary course of business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

SECTION 5.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has full corporate or limited liability company power and authority to conduct its businesses as presently conducted.

SECTION 5.02 Merger Sub.

(a) Merger Sub was formed solely for the purpose of entering into the Transactions, and since the date of its incorporation, Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of any Lien, other than restrictions on transfer arising under applicable securities Laws.

SECTION 5.03 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to consummate the Transactions, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate or limited liability company action on the part of Parent and Merger Sub, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to the Bankruptcy, Equity and Indemnity Exception).

SECTION 5.04 No Conflicts; Consents.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, any provision of (i) the organizational documents of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 5.04(b), any Judgment or Law applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such items that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the applicable requirements of Foreign Antitrust Laws, (iii) the filing with the SEC of (A) the Offer Documents and (B) such reports under the Exchange Act, as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions, (iv) the filing of the Certificate of Merger with the Secretary of the State of Delaware, (v) compliance with the rules and regulations of any national security exchange on which securities of the Company are listed and (vi) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 5.05 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

SECTION 5.06 Brokers. No broker, investment banker, financial advisor or other Person, other than such Persons the fees and expenses of which will be paid by Parent or its applicable Affiliate, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates, directors, officers or employees.

SECTION 5.07 Litigation. There is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 5.08 Ownership of Company Common Stock. Other than as a result of this Agreement, none of Parent, Merger Sub and any of their respective “affiliates” or “associates” is, or has been at any time during the last three years, an “interested stockholder” of the Company (in each case, as such quoted terms are defined under Section 203 of the DGCL). As of the Agreement Date, Parent, Merger Sub and its Affiliates collectively own no shares of Company Common Stock directly (other than through passive investments, pension or employee benefit plans or trusts for Parent’s or its Affiliates’ employees, or limited partnership funds, mutual funds or similar entities that Parent has invested in, in all cases that Parent and its Affiliates do not directly or indirectly control the management or policies thereof). Merger Sub does not own any shares of Company Common Stock.

SECTION 5.09 Available Funds. Parent and its Affiliates, including Guarantor, have, and at all times from and after the Agreement Date and through the expiration of the Offer Closing Time and the Effective Time, will have (in each case, on an aggregate basis) available, and Parent will have available as of the Offer Closing Time and the Effective Time, all of the funds necessary for the acquisition of all shares of Company Common Stock pursuant to the Offer and the Merger, as the case may be, to pay all fees and expenses in connection therewith, to make payments pursuant to Section 3.10 and Section 3.11 and to perform their respective obligations under this Agreement. Parent and Merger Sub acknowledge and agree that their obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the consummation of the Transactions.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 6.01 Conduct of Business of the Company. Except for matters set forth in Section 6.01 of the Company Disclosure Letter or otherwise expressly permitted or required by this Agreement, as required by applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), from the Agreement Date to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause the Company Subsidiaries to, conduct its business in the ordinary course and use commercially reasonable efforts to (x) preserve intact its present business organization, (y) keep available the services of its present employees and (z) preserve its present relationships and goodwill with suppliers, licensors, licensees, contractors, customers, partners and others having material business dealings with it. In addition, except for matters set forth in Section 6.01 of the Company Disclosure Letter or otherwise expressly permitted or required by this Agreement or required by applicable Law, during the Pre-Closing Period, the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) (i) enter into any new material line of business or enter into any agreement, arrangement or commitment that materially limits or otherwise restricts the Company or its Affiliates, including, immediately following the Merger Closing, Parent and its Affiliates (other than in the case of Parent and its Affiliates, due to the operation of Parent’s or its Affiliates’ own Contracts), from time to time engaging or competing in any line of business or in any geographic area or (ii) otherwise enter into any agreements, arrangements or commitments imposing material restrictions on its assets, operations or business;

(b) (i) declare, set aside, establish a record date in respect of, accrue or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any of its capital stock, other than dividends and distributions of cash by a direct or indirect wholly owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem, offer to redeem or otherwise acquire, directly or indirectly any shares of capital stock of the Company or either Company Subsidiary or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares of capital stock, except for (A) acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options or Company Warrants outstanding as of the Agreement Date in order to pay the exercise price of Company Stock Options or Company Warrants, (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans or non-plan inducement awards outstanding as of the Agreement Date and (C) the acquisition by the Company of Company Stock Options and Company RSUs outstanding as of the Agreement Date in connection with the forfeiture of such awards, in each case, in accordance with their terms as of the Agreement Date;

(c) issue, grant, deliver, sell, authorize, pledge or otherwise subject to any Lien any shares of its capital stock or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire such shares, any Voting Company Debt or any other rights that give any Person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock, other than issuances of Company Common Stock upon the exercise of Company Stock Options outstanding as of the Agreement Date, purchase rights under the Company ESPP in accordance with the terms thereof and otherwise with this Agreement, the settlement of Company RSUs outstanding as of the Agreement Date or upon the exercise of Company Warrants outstanding as of the Agreement Date, in each case, in accordance with their terms as of the Agreement Date;

(d) amend its certificate of incorporation, bylaws or other comparable organizational documents;

(e) form any subsidiary or acquire or agree to acquire, directly or indirectly, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any assets outside of the ordinary course of business, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person, if the aggregate amount of consideration paid or transferred by the Company or either Company Subsidiary would exceed $500,000;

(f) except as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement, in each case, as in effect on the Agreement Date, (i) except as otherwise permitted under the terms of this Section 6.01(f), adopt, enter into, establish, terminate, amend or modify any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement (or other benefit or compensation plan, program, policy, agreement or arrangement that would be a Company Benefit Plan or Company Benefit Agreement if in effect on the Agreement Date), (ii) grant to any director, officer, employee or individual service provider of the Company or either Company Subsidiary any increase in base salary or compensation, (iii) grant to any director, officer, employee or individual service provider of the Company or either Company Subsidiary any increase in severance or termination pay, (iv) pay or award, or commit to pay or award, any bonuses or incentive, equity or equity-based compensation, (v) enter into any retention, transaction bonus, change in control, severance or termination agreement with any director, officer, employee or individual service provider of the Company or either Company Subsidiary, (vi) take any action to accelerate any rights or benefits under any Company Benefit Plan or Company Benefit Agreement, or the funding of any payments or benefits under any Company Benefit Plan or Company Benefit Agreement, including any repricing, exchange, substitution, amendment or other modification of any Company Stock Options, Company RSUs or other equity-based awards, or (vii) hire (other than to replace an employee whose employment has terminated) or terminate (other than for cause) the employment or service of any employee or individual service provider at the level of vice-president or above; provided that this Section 6.01(f) shall not restrict the Company or either Company Subsidiary from entering into an offer letter or consulting agreement in the ordinary course with any employee or individual service provider that is newly hired or engaged in accordance with the foregoing clause (vii) or providing to such employee or individual service provider compensation and benefits consistent with its past practice for similarly situated employees and individual service providers (including permitting any such employees and individual service providers to be eligible for the benefits made generally available to non-executive employees, including the Change in Control Plan (as defined in the Company Disclosure Letter));

(g) make any change in accounting methods, principles or practices, except as may be required (i) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (ii) by Law, including Regulation S-X promulgated under the Securities Act, in each case, as agreed to by the Company’s independent public accountants;

(h) sell, lease (as lessor), license or otherwise transfer (including through any “spin-off”), or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any properties or assets (other than Intellectual Property) except (i) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business, (ii) pursuant to Contracts to which the Company is a party made available to Parent and in effect prior to the Agreement Date or (iii) properties or assets having a fair market value of less than $500,000 in the aggregate;

(i) sell, assign, license or otherwise transfer any Company Intellectual Property owned or purported to be owned by the Company or either Company Subsidiary that is material, individually or in the aggregate, to the Company or either Company Subsidiary, except for (i) non-exclusive licenses (including sublicenses) granted to service providers of the Company or either Company Subsidiary to Company Intellectual Property in connection with such service provider’s provision of services to the Company or either Company Subsidiary in the ordinary course of business, (ii) pursuant to Standard IP Contracts, (iii) pursuant to Contracts to which the Company or either Company Subsidiary is a party made available to Parent and in effect prior to the Agreement Date, or (iv) transactions solely among the Company and the Company Subsidiaries or among the Company Subsidiaries;

(j) (i) incur or materially modify the terms of (including by extending the maturity date thereof) any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or either Company Subsidiary, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in (A) the Company, (B) any Person pursuant to any advancement obligations under the Company Charter, Company Bylaws or indemnification agreements as in effect on or prior to the Agreement Date or (C) any loans under the Company 401(k) Plan;

(k) make or agree to make any capital expenditure or expenditures that in the aggregate are in excess of $500,000 per calendar quarter;

(l) pay, discharge, settle, compromise or satisfy (i) any pending or threatened claims, liabilities or obligations relating to a Proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any such payment, discharge, settlement, compromise or satisfaction of a claim solely for money damages in the ordinary course of business in an amount not to exceed $500,000 per payment, discharge, settlement, compromise or satisfaction or $2,000,000 in the aggregate for all such payments, discharges, settlements, compromises or satisfactions or (ii) any litigation, arbitration, Proceeding or dispute that relates to the Transactions (which shall be governed by Section 7.08 or Section 3.08(d));

(m) make, change or revoke any income or other material Tax election, change any annual Tax accounting period or adopt or change any material method of Tax accounting, file any amended income or other material Tax Return, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), or settle or compromise any income or other material Tax liability or refund;

(n) (i) fail to maintain in full force and effect insurance policies covering the Company and the Company Subsidiaries and their material properties, business, assets and operations in a form and amount or (ii) amend, cancel or terminate any material insurance policy naming the Company or either Company Subsidiary as an insured, a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(o) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(p) (i) abandon, cancel, fail to renew or permit to lapse any material Company Registered Intellectual Property, or otherwise fail to use commercially reasonable efforts to maintain, enforce and protect any material Company Intellectual Property, except in the ordinary course of business, (ii) terminate any Contract under which material Intellectual Property is licensed to the Company or either Company Subsidiary, (iii) disclose to any third party, other than under a confidentiality agreement or other legally binding confidentiality undertaking, any material Trade Secret owned or purported to be owned by the Company or either Company Subsidiary in a manner that results in loss of material Trade Secret protection thereon, except for any such disclosures made as a result of publication of a Patent application filed by the Company or in connection with any required regulatory filing or (iv) sell, transfer, license or otherwise encumber any material Company Intellectual Property other than through the grant of non-exclusive licenses ancillary to research, development, manufacture, clinical testing, sale, distribution or commercialization activities relating to products or services entered into in the ordinary course of business;

(q) except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 6.01, enter into, terminate or modify in any material respect, or release or waive any material rights under, any Material Contract or any Contract that, if existing on the Agreement Date, would have been a Material Contract; provided that the ordinary course exception herein shall not apply to (i) any Material Contract described in Sections 4.13(a)(iv), (v), (x), (xi) or (xiv) or (ii) any Material Contract or Contract that, if existing on the Agreement Date, would have been a Material Contract that requires or provides for, or would require or provide for, consent, acceleration, termination or any other material right or consequence triggered in whole or in part by any of the Transactions;

(r) adopt, implement or amend any stockholder rights plan, “poison pill” or similar arrangement;

(s) enter into any collective bargaining agreement or other similar agreement with any labor organization or voluntarily recognize or certify any labor union or labor organization as the bargaining representative for any employees of the Company or either Company Subsidiary;

(t) implement any mass employee layoffs, furloughs, reductions in force or plant closings that would trigger notice obligations under the Worker Adjustment and Retraining Notification Act;

(u) waive or release any non-competition, non-solicitation, noninterference, non-disparagement, nondisclosure, confidentiality or other material restrictive covenant obligation of any current or former employee or independent contractor or individual service provider;

(v) significantly increase the number of employees or individual service providers in any individual line of business;

(w) pay, contribute to, indemnify, reimburse or otherwise be responsible for any remuneration, compensation, consideration or payment of any kind to any inventor or co-inventor, in each case, in respect of any Patent rights included in the Company Intellectual Property; or

(x) authorize, commit or agree to take any of the foregoing actions.

SECTION 6.02 No Solicitation.

(a) The Company and the Company Subsidiaries shall not, shall cause its directors, officers and employees not to, and use its reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of providing information) any inquiries, proposals or offers, or the making of any submission or announcement of any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to a Company Takeover Proposal, (ii) engage in, enter into or participate in any discussions or negotiations with any Person regarding, furnish to any Person any information or afford access to the business, properties, assets, books or records of the Company or any Company Subsidiary to, or take any other action to assist or knowingly facilitate or knowingly encourage any effort by any Person, in each case, in connection with or in response to any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal (other than, solely in response to an inquiry that did not result from a material breach of this Section 6.02, to refer the inquiring Person to this Section 6.02 and to limit its communication exclusively to such referral or to clarify the terms of such Company Takeover Proposal in writing), (iii) approve, adopt, endorse or recommend or enter into any letter of intent, agreement in principle, term sheet or similar agreement with respect to a Company Takeover Proposal or any proposal or offer that could reasonably be expected to lead to a Company Takeover Proposal, (iv) take any action to exempt any Person (other than Parent and its subsidiaries) from the restrictions on “business combinations” or any similar provision contained in applicable Takeover Laws or the Company’s organizational documents, (v) waive or release any Person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other Contract, or (vi) resolve to do, or publicly announce an intention to do, any of the foregoing under the preceding clauses (i) through (v); provided that the Company may take the actions described in clause (v) above solely to the extent necessary to permit the applicable Person (if such Person has not been solicited in breach of this Section 6.02) to make, on a confidential basis to the Company Board, a Company Takeover Proposal, conditioned upon such Person agreeing that the Company shall not be prohibited from providing any information to Parent (including regarding any such Company Takeover Proposal) in accordance with, and otherwise complying with, this Section 6.02, if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take any such action would be inconsistent with its fiduciary duties under applicable Law and the Company provides written notice to Parent of such determination of the Company Board and notifies Parent of any such exemption, waiver, release, forbearance or amendment within one Business Day thereof. The Company shall, and shall cause its directors, officers and employees to, and shall use its reasonable best efforts to cause its other Representatives to, immediately (i) cease all solicitations, discussions and negotiations regarding any inquiry, proposal or offer pending on or prior to the Agreement Date that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person within the last six months for the purposes of evaluating a possible Company Takeover Proposal and (iii) terminate access to any physical or electronic data rooms relating to a potential Company Takeover Proposal. Notwithstanding anything to the contrary contained in the foregoing or any other provision of this Agreement, at any time during the Pre-Closing Period, in response to a Company Takeover Proposal that did not result from a material breach of this Section 6.02, in the event that the Company Board determines, in good faith, after consultation with outside counsel and a financial advisor, that such Company Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Company Proposal (a “Qualifying Company Takeover Proposal”), the Company may (A) enter into an Acceptable Confidentiality Agreement with any Person or group of Persons making such Qualifying Company Takeover Proposal and promptly thereafter provide a copy of such agreement to Parent, (B) furnish information with respect to the Company to the Person or group of Persons making such Qualifying Company Takeover Proposal and its or their Representatives pursuant to an Acceptable Confidentiality Agreement so long as the Company substantially concurrently (and in any event within 24 hours) provides Parent any non-public information with respect to the Company furnished to such other Person or group of Persons that was not previously furnished to Parent and (C) participate in discussions or negotiations with such Person or group of Persons and its or their Representatives regarding such Qualifying Company Takeover Proposal (including soliciting the making of a revised Qualifying Company Takeover Proposal); provided that the Company may only take the actions described in clauses (A), (B) or (C) above if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take any such action would be inconsistent with its fiduciary duties under applicable Law and the Company provides written notice to Parent of such determination of the Company Board, together with the identity or identities of such Person or group making such Qualifying Company Takeover Proposal. Wherever the term “group” is used in this Section 6.02(a), it is used as defined in Rule 13d-5 under the Exchange Act.

(b) Neither the Company Board nor any committee thereof shall (i) (A) fail to make, withdraw, withhold, or qualify (or modify in a manner adverse to Parent or Merger Sub), or propose publicly to fail to make, withdraw, withhold or qualify (or modify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation or resolve or agree to take any such action, (B) adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, any Company Takeover Proposal or resolve or agree to take any such action, (C) publicly make any recommendation in connection with a tender offer or exchange offer (other than the Offer) other than a recommendation against such offer, (D) fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to the Company’s stockholders, (E) after the public announcement of a Company Takeover Proposal, publicly affirm the Company Board Recommendation within 10 Business Days after a written request by Parent to do so (or, if earlier, by the close of business on the Business Day immediately preceding the scheduled expiration date of the Offer) (provided that Parent may only make such request once with respect to a Company Takeover Proposal) or (F) in the case of a tender offer or exchange offer subject to

Regulation 14D under the Exchange Act, other than the Offer, the Company Board (1) publicly states that it recommends such tender or exchange offer or that it expresses no opinion or is unable to take a position with respect to such tender or exchange offer (other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act) or (2) fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within 10 Business Days of the commencement of such tender offer or exchange offer (any action described in this clause (i) being referred to in this Agreement as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or authorize, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to or that would reasonably be expected to lead to, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.02(a)), or resolve, agree or publicly propose to take any such action. Notwithstanding anything to contrary in the foregoing or any other provision of this Agreement, prior to the Offer Closing Time, (x) the Company Board may, in response to an Intervening Event, take any of the actions specified in clauses (A) or (D) of the definition of Adverse Recommendation Change (an “Intervening Event Adverse Recommendation Change”) if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and (y) if the Company Board receives a Superior Company Proposal that did not result from a material breach of Section 6.02, the Company may make an Adverse Recommendation Change in response to the Superior Company Proposal, and may terminate this Agreement pursuant to Section 9.01(g) in order to enter into a definitive agreement with respect to the Superior Company Proposal, if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided that, prior to so making an Intervening Event Adverse Recommendation Change or, in response to a Superior Company Proposal, making an Adverse Recommendation Change or terminating this Agreement pursuant to Section 9.01(g), (1) the Company Board shall have given Parent at least five Business Days’ prior written notice (a “Company Notice”) of its intention to take such action and a description of the reasons for taking such action (which Company Notice, in respect of a Superior Company Proposal, shall specify the identity of the Person who made such Superior Company Proposal and the material terms and conditions of such Superior Company Proposal and attach the most current version of the relevant transaction agreements and documents or, in respect of an Intervening Event, shall include a reasonably detailed description of the underlying facts giving rise to such action), (2) the Company shall have negotiated, and shall have caused its Representatives to negotiate, in good faith, with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement or the Transactions in such a manner that would eliminate the need for taking such action (and, in respect of a Superior Company Proposal, would cause such Superior Company Proposal to no longer constitute a Superior Company Proposal), (3) following the end of such notice period, the Company Board shall have considered in good faith any revisions to this Agreement or the Transactions proposed in writing by Parent, and shall have determined in good faith, after consultation with outside counsel and its independent financial advisor and taking into account such proposals by Parent, that failure to effect such Adverse Recommendation Change and terminate this Agreement pursuant to Section 9.01(g) or Intervening Event Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law and, with respect to a Superior Company Proposal, that such Superior Company Proposal continues to constitute a Superior Company Proposal and (4) in the event of any change to any of the financial terms (including the form and amount of consideration) or any other material amendment or modification to any Company Takeover Proposal constituting a Superior Company Proposal or in the event of any material change to the facts and circumstances underlying such Intervening Event, the Company shall, in each case, deliver to Parent an additional Company Notice consistent with that described in clause (1) of this proviso and a renewed notice period under clause (1) of this proviso shall commence (except that the five-Business Day notice period referred to in clause (1) of this proviso shall instead be equal to the longer of three Business Days or the number of Business Days remaining in the initial five-Business Day notice period) during which time the Company shall be required to comply with the requirements of this Section 6.02(b) anew with respect to such additional Company Notice, including clauses (1) through (4) of this proviso.

(c) Nothing contained in this Section 6.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, including making any “stop-look-and-listen” communication to the stockholders of the Company or (ii) making any disclosure to its stockholders if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties or applicable Law; provided that any such action that would otherwise constitute an Adverse Recommendation Change shall be taken only in compliance with Section 6.02(b) (it being understood that any “stop, look and listen” letter or similar communication limited to the information described in Rule 14d-9(f) under the Exchange Act).

(d) In addition to the requirements set forth in paragraphs (a) and (b) of this Section 6.02, the Company shall, as promptly as reasonably practicable and in any event within 24 hours after receipt or exchange thereof, (i) notify Parent in writing of after the receipt by the Company, either Company Subsidiary or any of their respective directors or officers of any Company Takeover Proposal or any request for information or inquiry, proposal or offer that would reasonably be expected to lead to a Company Takeover Proposal and (ii) provide to Parent the material terms and conditions of such Company Takeover Proposal or request, inquiry, proposal or offer (including any subsequent amendments or modifications thereto) and the identity of any Persons or group making any such Company Takeover Proposal or request, inquiry, proposal or offer, including an unredacted copy of any written proposals or offers (including any proposed term sheet, letter of intent, acquisition agreement or similar agreement with respect thereto) (or, if not delivered in writing, a summary of any such proposals or offers). Commencing upon the provision of any notice or materials referred to in the previous sentence, the Company and its Representatives shall keep Parent informed on a reasonably prompt basis (and in any event within 24 hours after receipt thereof) as to any material amendments or modifications with respect to any such Company Takeover Proposal or request, inquiry, proposal or offer (including any subsequent amendments or modifications thereto), including by furnishing any material amendments or modifications to materials previously provided under the preceding sentence.

(e) The Company agrees that in the event that any of its Representatives, either Company Subsidiary or any Representative of either Company Subsidiary takes any action which, if taken by the Company, would constitute a breach of this Section 6.02, the Company shall be deemed to be in breach of this Section 6.02.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01 Access to Information; Confidentiality. Except to the extent prohibited by any applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and to Parent’s Representatives reasonable access during normal business hours (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operation of the business of the Company) during the Pre-Closing Period to its and the Company Subsidiaries’ properties, books and records, Contracts and personnel, and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish, as promptly as reasonably practicable, to Parent such information concerning its and the Company Subsidiaries’ business, properties and personnel as Parent may reasonably request, in each case, solely for the purpose of effectuating the Transaction and integration planning; provided that Parent shall bear the Company’s reasonable and documented out-of-pocket expenses in connection with the Company or either Company Subsidiary providing any such access or any such information. Notwithstanding the immediately preceding sentence, the Company shall not be required to afford access or furnish information to the extent (a) such information is subject to the terms of a confidentiality agreement with a third party entered into prior to the Agreement Date, (b) such information relates to the applicable portions of the minutes of the meetings of the Company Board or a committee thereof (including any presentations or other materials prepared by or for the Company Board or a committee thereof) where the Company Board or a committee thereof discussed (or is information otherwise related to) (i) the Transactions or any similar transaction involving the sale of the Company, or a material portion of its assets, to, the license of a material portion of the Company’s assets to, or combination of the Company with, any other Person, (ii) any Company Takeover Proposal or (iii) any Intervening Event, or (c) the Company determines in good faith after consulting with counsel that affording such access or furnishing such information would jeopardize the attorney-client privilege of the Company or the Company Subsidiaries, violate applicable Law or result in materially increased regulatory risk for the Company, the Company Subsidiaries or the Transaction; provided that the Company shall, and shall cause each Company Subsidiary to, use its reasonable efforts to obtain any required consents for the disclosure of such information and take such other reasonable action (including entering into a joint defense agreement or similar arrangement to avoid loss of attorney-client privilege or providing such information under customary “clean team” arrangements) with respect to such information as is necessary to permit disclosure to Parent without jeopardizing such attorney-client privilege, violating applicable Law or resulting in such regulatory risk, as applicable. All information exchanged pursuant to this Section 7.01 shall be subject to the confidentiality letter agreement, dated February 6, 2026, by and between the Company and Les Laboratoires Servier, as may be amended from time to time (the “Confidentiality Agreement”). Notwithstanding the immediately preceding sentence or anything else in this Agreement to the contrary, the Company hereby waives and releases Parent and its Affiliates from any obligation under, or liability pursuant to, Section 12 of the Confidentiality Agreement.

SECTION 7.02 Reasonable Best Efforts; Notification; Regulatory Filings

(a) Upon the terms and subject to the conditions set forth in this Agreement (including Section 7.02(c)), each of the parties hereto shall, and shall cause their respective subsidiaries to, use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable and in any event prior to the Outside Date, the Offer, the Merger and the other Transactions, including (i) causing each of the Offer Conditions and each of the conditions to the Merger set forth in Article VIII to be satisfied, in each case as promptly as reasonably practicable after the Agreement Date, (ii) the obtaining of all necessary or advisable actions or non-actions, waivers and consents from, the making of all necessary registrations, declarations and filings with or notices to, and the taking of all steps as may be necessary to avoid a Proceeding by, any Governmental Entity or, subject to Section 7.02(d), any other third party with respect to this Agreement or the Transactions, (iii) the defending or contesting of any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay, temporary restraining order or preliminary or permanent injunction entered by any court or other Governmental Entity vacated or reversed (provided that no party hereto shall be required to appeal, or participate in the appeal, of any judicial grant of a permanent injunction) and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In addition and without limiting the foregoing, the Company and the Company Board shall (A) take all action necessary to ensure that no restrictions on business combinations of any Takeover Law or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (B) if the restrictions on business combinations of any Takeover Law or similar statute or regulation becomes applicable to any Transaction or this Agreement, use its reasonable best efforts to take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and this Agreement.

(b) Parent and the Company shall, or shall cause their ultimate parent entity as that term is defined in the HSR Act to, in consultation and cooperation with the other, file (i) with the FTC and DOJ the Notification and Report Form required under the HSR Act for the Offer, the Merger or any of the other Transactions as promptly as practicable (but in no event later than 15 Business Days, provided that the filing party receives from the other party all information reasonably required to complete such filing reasonably in advance of such 15 Business Day deadline) after the Agreement Date, and (ii) all appropriate filings, notices, applications or similar documents required under any Foreign Antitrust Law applicable to the Transactions as promptly as practicable after the Agreement Date. Each of Parent and the Company shall (A) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any Foreign Antitrust Law, (B) give the other party reasonable prior notice of any such filings or submissions and of any communication with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other Governmental Entity regarding the Offer, the Merger or any of the other Transactions, and permit the other party (or its outside counsel if necessary to retain confidentiality) to review and discuss in advance, and consider in good faith the views of, permit the participation of, and incorporate all reasonable comments of the other party in connection with, any such filings, submissions, communications, inquiries or requests, (C) unless prohibited by applicable Law or by the applicable Governmental Entity, and to the extent practicable, (1) not participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of the Offer, the Merger or any of the other Transactions without the other party, (2) give the other party reasonable prior notice of any such meeting or conversation, (3) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party apprised with respect thereto, (4) cooperate with one another in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement, the Offer, the Merger or any of the other Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (5) furnish the other party with copies of all filings, submissions, correspondence and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement, the Offer, the Merger and the other Transactions and (D) comply with any inquiry or request from the FTC, the DOJ or any other Governmental Entity as promptly as practicable. Without limiting the foregoing, each party hereto shall promptly provide to the other (or the other’s respective advisors) copies of all correspondence between such party and any Governmental Entity relating to the Transactions. The parties hereto may, as they deem advisable and necessary, designate any commercially or competitively sensitive materials provided to the other under this Section 7.02 as “outside counsel only,” and any such materials may be redacted as necessary to comply with contractual arrangements or applicable Law and address reasonable attorney-client or other privileged, confidentiality or competitively sensitive information concerns. Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. Parent shall have the right, following consultation with the Company and after giving due consideration to its views and acting reasonably and in good faith, to direct all matters with any Governmental Entity and Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary waivers, consents or clearances, including with respect to any Proceedings; provided that the parties hereto agree not to extend, directly or indirectly, any waiting period under the HSR Act or any Foreign Antitrust Law or enter into any agreement with a Governmental Entity to delay or not to consummate the Offer, the Merger or any of the other Transactions, except with the prior written consent of the other party, except that Parent may elect to pull and refile up to one time each the filing of a Notification and Report form under the HSR Act or any similar filing under any Foreign Antitrust Law in its sole discretion and without the Company’s prior written consent.

(c) In furtherance of the foregoing and subject to the terms and conditions set forth in this Agreement, Parent and Merger Sub agree to use reasonable best efforts to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under the HSR Act or any Foreign Antitrust Law that may be required by any Governmental Entity, so as to enable the parties hereto to close the Transactions as promptly as practicable after the Agreement Date (and in any event by or before the Outside Date); provided that neither Parent, Merger Sub, nor any of their respective Affiliates (including, after the Effective Time, the Surviving Corporation or the Company Subsidiaries, to) shall be required to (i) sell, license, divest or dispose of or hold separate any assets, Intellectual Property or businesses, (ii) terminate, amend or assign any existing relationships or contractual rights or obligations, (iii) change or modify any course of conduct regarding future operations, (iv) take any other action with respect to its businesses, assets or rights of any entity or interests therein or (v) commit to take any such action described in the foregoing clauses (i), (ii), (iii) or (iv). For the avoidance of doubt, Parent shall not require the Company to, and the Company shall not be required to, take any action with respect to any Judgment or any applicable Law that binds the Company prior to the Effective Time. The Company shall not, except with the prior written consent of Parent, propose, negotiate, commit to, agree to or consent to any divestiture, sale, disposition, hold separate order or other structural or conduct relief, or other operational undertakings, or otherwise to take any action described in the preceding clauses (i) through (iv), in order to obtain the expiration or termination of a waiting period under the HSR Act or clearance from any Governmental Entity under any Foreign Antitrust Law.

(d) Parent shall not, and shall not permit its subsidiaries or controlled Affiliates to, enter into a definitive agreement with respect to, or consummate any transaction involving, Parent’s or its subsidiaries’ or controlled Affiliates’ acquisition of rights (whether by way of acquisition of equity or assets, license, joint venture or otherwise) to any compound, molecule or product for the treatment of (i) any indication involving a BRAF mutation or (ii) pediatric low-grade glioma (pLGG), the effect of which would reasonably be expected to impair, materially delay or prevent any required approvals, or expiration or termination of any applicable waiting period, under the HSR Act or any Foreign Antitrust Laws.

(e) Notwithstanding anything to the contrary herein, prior to the Effective Time, no party shall be required to, and neither the Company nor Parent (or Parent’s controlled Affiliates) shall without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed), pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration in any form (including increased payments or commercial accommodations or agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any liability or any limitation on any rights of the Company, or any obligation or limitation of rights of Parent or its Affiliates, to obtain any Consent required to be obtained in connection with the Transactions (other than any Governmental Entity pursuant to this Section 7.02). This Section 7.02(e) shall not in any event apply with respect to any Governmental Entity or any other party in connection with an Antitrust Law, which matters shall be exclusively governed by Sections 7.02(a), (b), (c) and (d).

SECTION 7.03 Employee Matters.

(a) For a period of one year following the Effective Time or, if earlier, the date of termination of an applicable Company Employee, Parent shall, or shall cause the Surviving Corporation or either Company Subsidiary (as applicable) to, provide to each Company Employee (i) (x) a base salary (or wage rate) and (y) target cash incentive opportunity that are no less favorable in the aggregate than those provided to such Company Employee by the Company or either Company Subsidiary, as applicable, as of immediately prior to the Effective Time and (ii) other employee benefits (excluding equity and equity based awards, change in control, nonqualified deferred compensation, transaction, retention, defined benefit pension and post-employment or retiree health and welfare benefit plans (collectively, the “Excluded Benefits”)) that are substantially comparable in the aggregate to those provided to such Company Employee by the Company or either Company Subsidiary under the Company Benefit Plans and Company Benefit Arrangement listed on Section 4.11(a) of the Company Disclosure Letter, as applicable, as of immediately prior to the Effective Time, in each case, excluding the Excluded Benefits.

(b) For the plan year that includes the Effective Time, each of Parent, the Surviving Corporation or their respective Affiliates shall use commercially reasonable efforts to cause each Company Employee to be immediately eligible to participate, without any waiting time, in any benefit or compensation plan maintained by Parent, the Surviving Corporation or their respective Affiliates (the “Surviving Corporation Plans”) that replace coverage under the comparable Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time. This Section 7.03 shall not be interpreted to require Parent, the Surviving Corporation or their respective Affiliates to duplicate any benefits that are provided under a Company Benefit Plan or Company Benefit Agreement following the Effective Time.

(c) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, assume, honor and continue the Change in Control Plan and any Contracts providing for severance and set forth in Section 7.03(c) of the Company Disclosure Letter in accordance with their respective terms.

(d) With respect to Surviving Corporation Plans, for purposes of determining eligibility to participate, vesting, level of severance benefits and future vacation accrual, Parent shall, and shall cause the Surviving Corporation to provide that each Company Employee’s service with the Company (as well as service with any predecessor employer of the Company, to the extent service with the predecessor employer is recognized by the Company) shall be credited as service with Parent or any of its subsidiaries to the same extent and for the same purposes as such service was credited under the corresponding Company Benefit Plans or Company Benefit Agreements in which such Company Employee participated immediately prior to the Effective Time; provided that the foregoing service recognition shall not apply to (i) the extent that it would result in duplication of benefits, compensation or coverage for the same period of services or (ii) any Excluded Benefit or any other benefit plan that is a frozen plan or that provides benefits to a grandfathered employee population.

(e) With respect to any Surviving Corporation Plan that is a group medical, dental, vision or prescription drug plan (such plans, the “Applicable Plans”) in which any Company Employee participates after the Effective Time, for the plan year in which the Effective Time occurs, Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such Company Employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to such Company Employees or eligible dependents or beneficiaries under the corresponding Company Benefit Plan that is a group medical, dental, vision or prescription drug plan in which such Company Employees participated immediately prior to the Effective Time, (ii) provide Company Employees and their eligible dependents and beneficiaries with credit for any co-payments and deductibles paid prior to the Effective Time under any Company Benefit Plan that is a group medical, dental, vision or prescription drug plan for purposes of satisfying the corresponding deductible or out-of-pocket maximum requirements under the corresponding Applicable Plans for the year in which the Effective Time occurs and (iii) waive any waiting period or evidence of insurability requirement under the Applicable Plans that would otherwise be applicable to a Company Employee and their eligible dependents on or after the Effective Time, in each case, to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan that is a group medical, dental, vision or prescription drug plan in which Company Employee participated immediately prior to the Effective Time.

(f) With respect to any accrued but unused personal, sick or vacation time to which any Company Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Company Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, as applicable (and without duplication of benefits), assume the liability for such accrued personal, sick or vacation time and allow such Company Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of Parent or the Surviving Corporation, as they may be amended from time to time.

(g) At the written request of Parent provided no later than five days prior to the Merger Closing Date, the Company shall, at least one day prior to the Merger Closing Date, adopt written resolutions (the form of which shall have been approved by Parent, whose approval shall not be unreasonably withheld, delayed or conditioned) to terminate any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Company 401(k) Plan”) and to fully vest all participants under the Company 401(k) Plan, such termination and vesting to be effective no later than the day preceding the Merger Closing Date. If the Company 401(k) Plan is so terminated, as soon as administratively practicable following the Effective Time, Parent shall, or shall cause one of its Affiliates to, establish or make available to each eligible Company Employee a tax-qualified 401(k) plan and, to the extent permitted by the terms of such plan and directed by the applicable Company Employee, shall cause such plan to accept rollovers of account balances of each such Company Employee from the Company 401(k) Plan, including any outstanding participant loans thereunder.

(h) The provisions of this Section 7.03 are solely for the benefit of the parties hereto, and no provision of this Section 7.03 shall (i) create any third-party beneficiary rights in any Company Employee or any other Person (including any beneficiary or dependent thereof) in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan or Company Benefit Agreement or any Surviving Corporation Plan or other employee program or any plan or arrangement of Parent or any of its subsidiaries, (ii) be construed to modify, amend or establish any Company Benefit Plan, Company Benefit Agreement or any other benefit or compensation plan, program, policy, agreement or arrangement or (iii) in any way affect the ability of the parties hereto or any other Person to modify, amend or terminate any Company Benefit Plan, Company Benefit Agreement or any other benefit or compensation plans, programs, policies, agreements or arrangements. Nothing in this Agreement shall confer upon any director, employee or service provider of the Company any right to continue in the employ or service of the Surviving Corporation, Parent or any subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Parent or any subsidiary or Affiliate thereof to discharge or terminate the services of any director, employee or individual service provider of the Company at any time for any reason whatsoever, with or without cause.

SECTION 7.04 Indemnification.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses related thereto) now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the Agreement Date, a director or officer of the Company or its predecessors (each, an “Indemnified Party”) as provided in the Company Charter, the Company Bylaws or any indemnification agreement between such Indemnified Party and the Company that is in effect as of the Agreement Date and that has been made available to Parent (i) shall be assumed by the Surviving Corporation, without further action, at the Effective Time, (ii) shall survive the Merger, (iii) shall continue in full force and effect in accordance with their terms with respect to any claims against any such Indemnified Party arising out of such acts or omissions and (iv) for a period of six years following the Agreement Date, shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party. Parent shall ensure that the Surviving Corporation complies with and honors the foregoing obligations.

(b) Without limiting Section 7.04(a) or any rights of any Indemnified Party pursuant to any indemnification agreement, from and after the Effective Time, in the event of any threatened or actual Proceeding, whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that an Indemnified Party is or was a director or officer of the Company, the Company Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the Transactions, whether in any case asserted or arising before or after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Party to the fullest extent permitted by applicable Law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Proceeding. The Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any threatened or actual Proceeding for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in advance in writing to such settlement, compromise or consent. The Surviving Corporation’s obligations under this Section 7.04(b) shall continue in full force and effect for the period beginning upon the Effective Time and ending six years from the Effective Time; provided that all rights to indemnification in respect of any Proceeding asserted or made within such period shall continue until the final disposition of such Proceeding. Parent shall cause the Surviving Corporation to perform its obligations under this Section 7.04(b).

(c) At or prior to the Effective Time, the Company may obtain and fully pay the premium for “tail” directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) for the period beginning upon the Effective Time and ending six years from the Effective Time, covering each Indemnified Party and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are in the aggregate, no less favorable to any Indemnified Party than those of the Company’s directors’ and officers’ liability insurance policies in effect on the Agreement Date (the “Existing D&O Policies”); provided that the maximum aggregate annual premium for such “tail” insurance policies shall not exceed 300% of the aggregate annual premium payable by the Company for coverage pursuant to its most recent renewal under the Existing D&O Policies (the “Maximum Amount”). If such “tail” insurance policies have been obtained by the Company, Parent shall cause such “tail” insurance policies to be maintained in full force and effect, for their full term, and cause all obligations thereunder to be honored by it and the Surviving Corporation. In the event the Company does not obtain such “tail” insurance policies, then, for the period beginning upon the Effective Time and ending six years from the Effective Time, Parent shall either purchase such ‘tail’ insurance policies or Parent shall maintain in effect the Existing D&O Policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions); provided that (i) neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such insurance policies in excess of the Maximum Amount and (ii) if the annual premium of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall be obligated to obtain the maximum amount of coverage available for the Maximum Amount.

(d) In the event that (i) the Surviving Corporation or any of its successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties or other assets to any Person or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 7.04.

(e) From and after the Effective Time, the obligations of Parent and the Surviving Corporation under this Section 7.04 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 7.04 applies without the consent of such affected Indemnified Party. The provisions of this Section 7.04 are, from and after the Effective Time, intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, their heirs and their representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

(f) Parent shall pay all reasonable and documented expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided in this Section 7.04.

SECTION 7.05 Fees and Expenses. Except as set forth in Section 7.01, Section 7.04, Section 7.07 and Section 9.03, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated. Parent shall pay all filing fees required by the HSR Act and any Foreign Antitrust Law for notifications and similar submissions to the applicable Governmental Entity under such Laws for obtaining applicable waiting period expirations or clearances.

SECTION 7.06 Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, as determined in good faith by the party issuing such press release or making such statements, court process or by obligations pursuant to any listing agreement with any national or foreign securities exchange, in which case, the party required to make such press release or public statement shall use its reasonable best efforts to allow the other party a reasonable opportunity to review and comment on such press release or statement in advance of its issuance; provided that the restrictions set forth in this Section 7.06 shall not apply (i) in the event of a dispute between the parties relating to this Agreement or the Transactions or (ii) to any release, announcement or disclosure made or proposed to be made by the Company or Parent or its Affiliates with respect to a Company Takeover Proposal, Superior Company Proposal, Intervening Event, Adverse Recommendation Change or Intervening Event Adverse Recommendation Change that does not violate Section 6.02. Notwithstanding the foregoing, to the extent a press release or public statement has been approved and made in compliance with this Section 7.06, no separate approval shall be required in respect of such content to the extent replicated in whole or in part in any subsequent press release or public statement. The parties hereto agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties hereto.

SECTION 7.07 Transfer Taxes. Except as provided in Section 3.09(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) imposed with respect to the Transactions shall be paid by Parent or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

SECTION 7.08 Stockholder Litigation. During the Pre-Closing Period, the Company shall notify Parent promptly of the commencement or written threat of any Proceedings by or on behalf of one or more stockholders of the Company or any third party, against the Company and/or its directors relating to this Agreement or the Transactions of which it has received notice and shall keep Parent promptly and reasonably informed regarding any such Proceedings. During the Pre-Closing Period, unless the Company has made an Adverse Recommendation Change in accordance with Section 6.02(b), the Company shall provide Parent an opportunity to review and to propose comments to all material filings or responses to be made by the Company in connection with any such Proceedings, including any settlements thereof, and the Company shall give reasonable and good faith consideration to any comments proposed by Parent. In no event shall the Company offer, enter into, agree to or disclose any settlement with respect to such Proceedings without Parent’s consent, such consent not to be unreasonably withheld, delayed or conditioned. In the event of any conflict or overlap between the provisions of this Section 7.08 and Section 6.01 or Section 7.02, this Section 7.08 will control.

SECTION 7.09 Rule 14d-10 Matters. Prior to the scheduled expiration of the Offer, the Company (acting through the Company Board and the compensation committee of the Company Board) shall use reasonable best efforts to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or other employee benefit agreement, arrangement or understanding that has been, or after the Agreement Date will be, entered into by Parent, the Company or any Company Subsidiary or any of their respective Affiliates with current or future directors, officers or employees of the Company or Company Subsidiary and shall in any event through an independent compensation committee of the Company Board approve any such agreements, arrangements or understandings to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2).

SECTION 7.10 Rule 16b-3 Matters. Prior to the Effective Time, Parent shall, and the Company may, take all steps as may be required to cause any dispositions or cancellations or deemed dispositions or cancellations of Company equity securities (including derivative securities) in connection with this Agreement or the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

SECTION 7.11 Merger Sub and Surviving Corporation Compliance. Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to comply with all of its respective obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

SECTION 7.12 Stock Exchange De-listing. The Company shall cooperate with Parent, and use its reasonable best efforts, to enable the Surviving Corporation to delist the Company Common Stock and any other securities from Nasdaq and de-register the Company Common Stock and any other securities under the Exchange Act as promptly as practicable following the Effective Time.

SECTION 7.13 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations, subject to the provisions in Section 6.01.

SECTION 7.14 Notification of Certain Regulatory Events. During the Pre-Closing Period, the Company and either Company Subsidiary shall (a) promptly inform Parent of, and whenever practicable give Parent reasonable advance notice of, and, unless such participation is not permitted by the FDA or other applicable Governmental Entity, the opportunity to participate in (as status of observer), the End of Phase I meeting for Emi-Le (XMT-1660) or any other material, formal prescheduled teleconference or in person meeting with the FDA or any other equivalent Governmental Entity in connection with any Company Product; provided that, if Parent’s participation is so permitted, Parent’s participation shall be (i) limited to no more than two Representatives of Parent, (ii) conducted at Parent’s expense, (iii) under the supervision of appropriate personnel of the Company or either Company Subsidiary and (iv) in such a manner as not to unreasonably interfere with any Company’s or either Company Subsidiary’s objectives, conduct or participation in the teleconference or meeting, and (b) promptly make available copies of any material written correspondence with the FDA or any other equivalent Governmental Entity received by the Company or either Company Subsidiary during the Pre-Closing Period, regardless of whether or not Parent has made any request regarding the same.

SECTION 7.15 Company Transaction Expenses. As of the Agreement Date, the Company does not anticipate that the Company Transaction Expenses in connection with the Transactions will exceed such aggregate amount as set forth on Section 7.15 of the Company Disclosure Letter. Upon the written request of Parent from time to time prior to the Merger Closing Date, the Company shall provide Parent with an updated estimate of the Company Transaction Expenses in connection with the Transactions. No later than two Business Days prior to the Merger Closing Date, the Company shall use its commercially reasonable efforts to provide to Parent a copy of all invoices (with final payment amounts and wire instructions) for all Company Transaction Expenses payable by Parent or the Surviving Corporation.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE MERGER

SECTION 8.01 Conditions to Each Party’s Obligation. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver on or prior to the Merger Closing Date of the following conditions:

(a) No Legal Restraints. No Judgment issued, or other legal restraint or prohibition imposed, in each case, by any Governmental Entity of competent jurisdiction, or Law, (collectively, “Legal Restraints”) preventing or prohibiting the consummation of the Merger shall be in effect (whether temporary, preliminary or permanent in nature).

(b) Consummation of the Offer. Merger Sub shall have accepted or caused to be irrevocably accepted for payment all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer.

SECTION 8.02 Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any Offer Condition or any condition set forth in Section 8.01 to be satisfied if such failure was caused by the failure of Parent or Merger Sub to perform any of its obligations under this Agreement.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated at any time prior to the Offer Closing Time, notwithstanding adoption of this Agreement by Parent as sole stockholder of Merger Sub:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company:

(i) if the Offer Closing Time shall not have occurred on or before 11:59 p.m., Eastern time, on December 6, 2026 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party hereto if the failure of the Offer Closing Time to occur on or before the Outside Date is primarily due to a material breach of this Agreement by such party; provided, further, that if on the Outside Date all of the conditions to the consummation of the Offer set forth in Exhibit A, other than (A) the Minimum Tender Condition, (B) the Regulatory Condition, (C) the condition set forth in clause (i) in Exhibit A (in the case of this clause (C), solely with respect to a Legal Restraint arising under applicable Antitrust Laws), or (D) those conditions that by their nature are to be satisfied at the Offer Closing Time (each of which is then capable of being satisfied), shall have been satisfied or waived by the applicable party (to the extent waivable), then the Outside Date shall automatically be extended for a period of 150 days (and all references to the Outside Date herein shall be deemed to refer to the Outside Date as so extended); or

(ii) if any Legal Restraint permanently preventing or prohibiting the consummation of the Offer or the Merger shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to any party hereto if such Legal Restraint is primarily due to such party’s failure to comply in all material respects with its obligations under Section 7.02 in respect of any such Legal Restraint;

(c) by Parent, if the Company breaches or fails to perform any of its representations, warranties, covenants or obligations contained in this Agreement, which breach or failure to perform individually or in the aggregate with all such other breaches or failures to perform (i) would result in the failure of any of the conditions set forth in clause (ii), (iii) or (iv) of Exhibit A and (ii) cannot be or has not been cured prior to the earlier of (x) 30 days after the giving of written notice to the Company of such breach or failure to perform and (y) the Outside Date; provided that Parent and Merger Sub are not then in material breach of this Agreement;

(d) by Parent if an Adverse Recommendation Change has occurred;

(e) by the Company, if (i) Merger Sub fails to commence the Offer in violation of Section 2.01 (other than due to a violation by the Company of its obligations under Section 2.02(b)), (ii) Merger Sub shall have terminated the Offer prior to its expiration date (as such expiration date may be extended in accordance with Section 2.01(a)), other than in accordance with this Agreement or (iii) Merger Sub was obligated under Section 2.01(a) to irrevocably accept for payment and pay for the shares of Company Common Stock in the Offer, all of the Offer Conditions have been satisfied or waived by Merger Sub as of immediately prior to the expiration of the Offer and the Offer Closing Time shall not have occurred within five Business Days following the expiration of the Offer;

(f) by the Company, if Parent or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or obligations contained in this Agreement (without regard to any qualifications or exceptions contained therein as to materiality or Parent Material Adverse Effect), which breach or failure to perform (i) had or would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect and (ii) has not been cured prior to the earlier of (x) 30 days after the giving of written notice to Parent or Merger Sub of such breach or failure to perform and (y) the Outside Date; provided that the Company is not then in material breach of this Agreement;

(g) by the Company, if (i) the Company Board authorizes the Company to enter into a definitive written agreement constituting a Superior Company Proposal, (ii) the Company Board has complied in all material respects with its obligations under Section 6.02(b) in respect of such Superior Company Proposal and (iii) the Company simultaneously enters into the foregoing definitive agreement and has paid, or simultaneously with the termination of this Agreement pays, and as a condition to the effectiveness of such termination, the Company Termination Fee due under Section 9.03(a) that is payable if this Agreement is terminated pursuant to this Section 9.01(g);

(h) by Parent, if the Offer (as it may have been extended pursuant to Section 2.01(a)) expires or is terminated or withdrawn in accordance with this Agreement without all of the Offer Conditions having been satisfied or, to the extent permitted, waived by Parent; provided that (1) Parent shall not be entitled to terminate this Agreement pursuant to this Section 9.01(h) in the event of any expiration, termination or withdrawal of the Offer in connection with which Parent is obligated to extend the Offer in accordance with Section 2.01(a) (provided that, in the case of an offer extension to satisfy the Minimum Tender Condition, the Company has made the written request contemplated by Section 2.01(a)) and (2) the right to terminate this Agreement pursuant to this Section 9.01(h) shall not be available to Parent if the non-satisfaction of the Offer Condition that resulted in such expiration, termination or withdrawal was primarily the result of the failure on the part of Parent to perform in any material respect any covenant or obligation in this Agreement required to be performed by Parent; or

(i) by the Company, if the Offer (as it may have been extended pursuant to Section 2.01(a)) expires or is terminated or withdrawn in accordance with this Agreement without all of the Offer Conditions having been satisfied or, to the extent permitted, waived by Parent; provided that (1) the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.01(i) in the event of any expiration, termination or withdrawal of the Offer in connection with which Parent has the right to extend the Offer pursuant to Section 2.01(a) and (2) the right to terminate this Agreement pursuant to this Section 9.01(i) shall not be available to the Company if the non-satisfaction of the Offer Condition that resulted in such expiration, termination or withdrawal was primarily the result of the failure on the part of the Company to perform in any material respect any covenant or obligation in this Agreement required to be performed by the Company.

The party hereto desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give written notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is being effected.

SECTION 9.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or Merger Sub, on the one hand, or the Company, on the other hand (except to the extent that such termination results from Fraud or the Willful Breach by a party hereto of any representation, covenant or obligation set forth in this Agreement, in which case such party shall be liable to the other party hereto for damages suffered by such other party arising from such Fraud or Willful Breach (which damages, to the extent arising from Fraud or Willful Breach by Parent or Merger Sub, may include damages suffered by the Company and the holders of Company Common Stock, Company Stock Options, Company RSUs and Company Warrants based on loss of the economic benefit of the Transactions to the Company and such holders to the fullest extent provided by Section 261(a)(1) of the DGCL)). The last two sentences of Section 7.01, this Section 9.02, Section 9.03 and Article X, and any definitions contained in this Agreement and referred to but not contained in any such provisions, which provisions and definitions shall survive such termination. Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge and agree that any failure of Parent or Merger Sub to satisfy its obligations to irrevocably accept for payment or pay for the shares of Company Common Stock following satisfaction of the Offer Conditions, and any failure of Parent to cause the Merger to be effective following the satisfaction of the conditions set forth in Article VIII, will be deemed to constitute a Willful Breach of a covenant of this Agreement.

SECTION 9.03 Termination Fees.

(a) The Company shall pay to Parent a fee of $87,700,000 (the “Company Termination Fee”) if:

(i) the Company terminates this Agreement pursuant to Section 9.01(g);

(ii) Parent terminates this Agreement pursuant to Section 9.01(d); or

(iii) (A) after the Agreement Date, a bona fide Company Takeover Proposal is proposed or announced or shall have become known to the Company Board and such Company Takeover Proposal is not withdrawn (publicly, in case of a Company Takeover Proposal that was publicly proposed or announced) (x) in the case of this Agreement being subsequently terminated pursuant to Section 9.01(b)(i), prior to the date that is at least five Business Days prior to any then-scheduled expiration date for the Offer, (y) in the case of this Agreement being subsequently terminated pursuant to Section 9.01(c), prior to the time of the breach giving rise to such termination or (z) in the case of this Agreement being subsequently terminated pursuant to Section 9.01(h) or Section 9.01(i), prior to the date that is at least five Business Days prior to any then-scheduled expiration date for the Offer, (B) this Agreement is terminated by (x) either Parent or the Company pursuant to Section 9.01(b)(i) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso in Section 9.01(b)(i)), (y) Parent pursuant to Section 9.01(c) (arising from a breach of any covenant or obligation of the Company) or (z) Parent pursuant to Section 9.01(h) or by the Company pursuant to Section 9.01(i) (but, in case of termination pursuant to Section 9.01(i), only if at such time Parent would not have been prohibited from terminating this Agreement pursuant to the proviso in Section 9.01(h)), and (C) within 12 months after such termination, the Company consummates any Company Takeover Proposal or the Company enters into a definitive agreement with respect to any Company Takeover Proposal.

For purposes of Section 9.03(a)(iii), the term “Company Takeover Proposal” shall have the meaning set forth in the definition of Company Takeover Proposal contained in Section 1.01 except that all references to 15% shall be deemed references to 50%. Any fee due under this Section 9.03(a) shall be paid by wire transfer of same-day funds to an account designated by Parent, (1) in the case of clause (i), prior to or simultaneously with such termination of this Agreement, (2) in the case of clause (ii), within two Business Days after the date of such termination of this Agreement and (3) in the case of clause (iii), prior to or concurrently with the earlier of entering into the definitive agreement with respect to, or consummating, the Company Takeover Proposal referred to in preceding clause (iii). The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(b) Payment by the Company of the fee due under Section 9.03(a)(i) shall constitute acceptance by Parent of the validity of the termination of this Agreement under Section 9.01(g). In the event the Company Termination Fee described in this Section 9.03 is paid to Parent in accordance with Section 9.03(a), such Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or Merger Sub and constitute their sole and exclusive remedy of Parent and Merger Sub against the Company and its current, former or future stockholders and Representatives for any loss suffered as a result of the failure of the Transactions to be consummated, and none of the Company and its current, former or future stockholders or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided that nothing contained in this Agreement shall relieve any party hereto from liability for Fraud or its Willful Breach of this Agreement. If the Company fails to pay in a timely manner the Company Termination Fee due pursuant to Section 9.03(a) and, in order to obtain such payment, Parent makes a claim that results in a judgment for the Company Termination Fee, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the Company Termination Fee at the prime rate of interest publicly announced by Citibank, N.A., in the City of New York, as reported from time to time in the Wall Street Journal (U.S. edition), in effect from time to time from the date such payment was required to be made hereunder through the date such payment was actually received.

(c) Each of the parties hereto acknowledges that the agreements contained in this Section 9.03 are an integral part of the Transactions and that, without these agreements, the parties hereto would not enter into this Agreement.

SECTION 9.04 Amendment; Extension; Waiver.

(a) This Agreement may be amended by the parties hereto at any time prior to the Offer Closing Time. At any time prior to the Offer Closing Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions contained in this Agreement (subject to Section 2.01). This Agreement may not be amended or supplemented after the Offer Closing Time.

(b) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 9.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.01 or an amendment of this Agreement or an extension or waiver with respect to this Agreement pursuant to Section 9.04 shall, in order to be effective, require, in the case of Parent, Merger Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors. Termination of this Agreement pursuant to Section 9.01 shall not require the approval of the stockholders of the Company or Parent as sole stockholder of Merger Sub.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time. The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms, subject to the last sentence of Section 7.01, and (b) terminate as of the Effective Time.

SECTION 10.02 Notices. Any notice, request, or demand desired or required to be given hereunder will be in writing and will be given by personal delivery, email delivery, or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party hereto will have previously designated by such a notice. The effective date of any notice, request, or demand will be the date of personal delivery, the date on which email is sent (provided that the sender of such email does not receive a written notification of delivery failure) or one day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided in this Agreement and with all charges prepaid.

(a)	if to Guarantor, Parent or Merger Sub, to:

Servier Pharmaceuticals LLC

200 Pier Four Boulevard

7th Floor

Boston, MA 02110

Attention: Deniz Razon, Chief Business Officer

Email:

Servier S.A.S.

50 rue Carnot

92284 Suresnes Cedex – France

Attention: Olivier Madec, Head of Global M&A and Deal Finance, Benoît Cheron, General Counsel

Email:

with a copy (which shall not constitute notice) to:

Baker & McKenzie LLP

300 E. Randolph Street, Suite 5000

Chicago, Illinois 60601

Attention: Michael DeFranco, Michelle Carr, Piotr Korzynski

Email:

(b)	if to the Company, to

Day One Biopharmaceuticals, Inc.

1800 Sierra Point Parkway, Suite 200 Brisbane, CA

Telephone No.:

Attention: Adam Dubow and Sishir Mokkapati

Email:

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

One Front Street – 33rd Floor

San Francisco, California 94111

Telephone No.:

Attention: Effie Toshav, Douglas N. Cogen, David K. Michaels

Email:

SECTION 10.03 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

SECTION 10.04 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.05 Entire Agreement; Third-Party Beneficiaries; No Other Representations or Warranties.

(a) This Agreement (including all Exhibits, Annexes and Schedules, including the Company Disclosure Letter, attached to this Agreement) and the Confidentiality Agreement (including all Exhibits, Annexes or Schedules thereto) (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter of this Agreement and the Confidentiality Agreement and (ii) except for Section 7.04, are not intended to confer upon any Person other than the parties hereto any rights or remedies. Notwithstanding clause (ii) of the immediately preceding sentence, (x) following the Effective Time the provisions of Article III shall be enforceable by holders of Certificates and holders of Book-Entry Shares solely to the extent necessary to receive the Merger Consideration to which such holders are entitled to thereunder, the provisions of Section 3.10 shall be enforceable by holders of awards under the Company Stock Plans and the provisions of Section 3.11 shall be enforceable by the holders of Company Warrants and (y) the Company shall have the right, on its own behalf and on behalf of the holders of Company Common Stock, the holders of awards under the Company Stock Plans and the holders of Company Warrants (each of which are third party beneficiaries of this Agreement to the extent required for this proviso to be enforceable), to pursue specific performance as set forth in Section 10.08, or if specific performance is not sought or granted as a remedy, in the event of a valid termination of this Agreement under Section 9.01 and subject to Section 9.02, damages in accordance with this Agreement, it being agreed that the Company shall have the right, on its own behalf and, in accordance with and to the fullest extent permitted by Section 261 of the DGCL, as representative on behalf of holders of Company Common Stock, Company Stock Options, Company RSUs and Company Warrants, to pursue monetary damages to the fullest extent permitted by Section 261 of the DGCL, including the loss of premium and other economic entitlement such holders would be entitled to receive if the Transactions were consummated pursuant to the terms of this Agreement. For the avoidance of doubt, (i) only the Company (and not the holders of Company Common Stock, Company Stock Options, Company RSUs or Company Warrants) may bring an action pursuing liability for such damages and (ii) the Company may retain, without distribution to the holders of Company Common Stock, Company Stock Options, Company RSUs and Company Warrants, any damages received.

(b) Except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and neither Parent nor Merger Sub is relying on, any other express or implied representation or warranty with respect to the Company or with respect to any other information made available to Parent or Merger Sub in connection with the Transactions (including with respect to the accuracy or completeness thereof). In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and cost-related plan information, regarding the Company’s business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that neither Parent nor Merger Sub has relied upon the Company or its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives, or any other Person, with respect thereto. Accordingly, each of Parent and Merger Sub hereby acknowledge that neither the Company nor its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives, nor any other Person, has made or is making any representation or warranty or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), except as expressly set forth in Article IV.

(c) Except for the representations and warranties contained in Article V, the Company acknowledges that none of Parent, Merger Sub and any other Person on behalf of Parent or Merger Sub makes, and the Company is not relying on, any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information made available to the Company in connection with the Transactions (including with respect to the accuracy or completeness thereof).

SECTION 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

SECTION 10.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any purported assignment in violation of this provision shall be void; provided that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Guarantor or to any direct or indirect wholly owned subsidiary of Guarantor, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement; provided, further, that any such assignment shall not take place after the commencement of the Offer and shall not otherwise materially impede or delay the consummation of the Transactions or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 10.08 Specific Enforcement; Jurisdiction.

(a) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specified terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties acknowledge and agree that the parties hereto shall be entitled to an injunction or injunctions, specific performance, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 10.08(b), without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond or any other security in connection with any such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The right to specific enforcement shall include the right of the Company to cause Parent and Merger Sub to cause the Offer, the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement, and to cause Guarantor to perform its obligations under Section 10.12. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that any remedy of monetary damages would provide an adequate remedy. Each of the parties hereto acknowledges and agrees that the right of specific enforcement is an integral part of the Transactions and without such right, none of the parties hereto would have entered into this Agreement. If, prior to the Outside Date, any party hereto brings any Proceeding, in each case, in accordance with Section 10.08(b), to enforce specifically the performance of the terms and provisions hereof by any other party hereto, the Outside Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending, plus 20 Business Days or (ii) such other time period established by the court presiding over such Proceeding, as the case may be.

(b) In and for any Proceeding arising out of or relating to this Agreement, the Offer, the Merger, the other Transactions, or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction and venue of (i) the Court of Chancery of the State of Delaware and any state appellate court therefrom, and (ii) if, but only if, the court in clause (i) lacks subject matter jurisdiction, then the state courts of the State of Delaware and the United States District Court for the State of Delaware, and any appellate courts therefrom, and each of the parties hereto hereby irrevocably agrees that all such Proceedings, and any claims for, in, or with respect to any such Proceeding, shall be heard and determined exclusively in the Delaware Court of Chancery or, if (but only if) the Delaware Court of Chancery does not have subject matter jurisdiction thereof, any other state court of the State of Delaware or the United States District Court for the State of Delaware. Further, in and for any Proceeding arising out of or relating to this Agreement, the Offer, the Merger, the other Transactions, or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, and any other court of the State of Delaware and any federal court sitting in the State of Delaware, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process, on behalf of itself or its property, by U.S. registered mail, return receipt requested, postage prepaid, to such party’s respective address set forth in Section 10.02 (provided that nothing in this Section 10.08(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law), and (iv) agrees that it will not bring any Proceeding arising out of or relating to this Agreement, the Offer, the Merger, the other Transactions, or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof in any court other than the Delaware Court of Chancery (or, if, but only if, the Delaware Court of Chancery lacks subject matter jurisdiction, any other state court of the State of Delaware or any federal court sitting in the State of Delaware). The parties hereto agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

SECTION 10.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OFFER, THE MERGER OR ANY OF THE OTHER TRANSACTIONS, OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.09.

SECTION 10.10 Remedies. Except as otherwise provided in this Agreement, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by applicable Law, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

SECTION 10.11 Cooperation. The parties hereto agree to provide reasonable cooperation with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such actions as may be reasonably requested by the other parties hereto to evidence or effect the Transactions and to carry out the intent and purposes of this Agreement.

SECTION 10.12 Guaranty.

(a) As a material inducement to of the Company agreeing to enter into this Agreement, Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Company the full and timely payment of all amounts payable by Parent or Merger Sub solely under this Agreement as and when due, in lawful currency of the United States (the “Guaranteed Obligations”). The Company will not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent becomes subject to a bankruptcy, reorganization or similar Proceeding.

(b) This guaranty is an absolute, unconditional and continuing guaranty of performance and not of collectability, and is to remain in force until all payment obligations of Parent under this Agreement shall have been paid in full, notwithstanding the winding-up, liquidation, dissolution or other incapacity of Parent or any change in the status, control or ownership of Parent. The liability of Guarantor under this Agreement shall not be released or diminished by any variation of the terms of this Agreement (whether or not agreed by Guarantor), any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance. Guarantor waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium or other similar Laws now or hereafter in effect, any right to require the marshalling of assets of any Person primarily or secondarily liable with respect to any of the Guaranteed Obligations, and all suretyship defenses generally, provided that nothing herein shall constitute a waiver of any rights or defenses of Parent or Guarantor under the express terms of this Agreement. Guarantor acknowledges that it will receive substantial benefits from the Transactions and that the waivers set forth in this Section 10.12(b) are knowingly made in contemplation of such benefits. Guarantor agrees that the Company shall not be required to prosecute collection, enforcement or other remedies against Parent or to enforce or resort to any rights or remedies pertaining thereto, before calling on Guarantor for payment or performance.

(c) Guarantor represents and warrants to the Company as follows:

(i) Guarantor is a société par actions simplifiée validly existing under the Laws of France and has the requisite power and authority to execute and deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Guarantor, and assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of Guarantor and is enforceable against Guarantor in accordance with its terms, except as such enforcement may be subject to the Bankruptcy, Equity and Indemnity Exception.

(ii) Except for the filing of the certificate of merger with the Secretary of State of the State of Delaware or as may be required by the Exchange Act, Takeover Laws, the DGCL, the HSR Act and any applicable Foreign Antitrust Laws, and the applicable rules and regulations of the SEC and any national securities exchange, Guarantor is not required to give notice to, make any filing with or obtain any Consent from any Governmental Entity at any time prior to the Effective Time in connection with the execution and delivery of this Agreement or the performance of its obligations hereunder, except those that the failure to make or obtain would not, individually or in the aggregate, prevent or materially impair the Guarantor’s ability to comply with its obligations under this Section 10.12.

(iii) Parent is an indirect wholly-owned subsidiary of Guarantor.

(iv) Guarantor has the financial capacity to pay and perform its obligations under this Section 10.12.

[Remainder of Page Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and Guarantor have duly executed this Agreement, all as of the date first written above.

SERVIER PHARMACEUTICALS LLC, as Parent

By:	/s/ David Lee
Name:	David Lee
Title:	Chief Executive Officer

SERVIER DETROIT INC., as Merger Sub

By:	/s/ David Lee
Name:	David Lee
Title:	President and Secretary

solely for purposes of Section 10.12:

SERVIER S.A.S., as Guarantor

By:	/s/ Olivier Laureau
Name:	Olivier Laureau
Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and Guarantor have duly executed this Agreement, all as of the date first written above.

DAY ONE BIOPHARMACEUTICALS, INC., as the Company

By:	/s/ Jeremy Bender
Name:	Jeremy Bender
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

Offer Conditions

Notwithstanding any other term of the Offer or the Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of Company Common Stock tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) unless (a) there shall have been validly tendered in the Offer (and not properly withdrawn) prior to the expiration of the Offer that number of shares of Company Common Stock (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository,” as such terms are defined by Section 251(h) of the DGCL) that, when added to the shares of Company Common Stock then owned by Parent, Merger Sub or any subsidiary of Parent, would represent at least a majority of the Company Common Stock outstanding as of immediately following the consummation of the Offer (such condition in this clause (a), the “Minimum Tender Condition”) and (b) the waiting period under the HSR Act applicable to the purchase of shares of Company Common Stock pursuant to the Offer and the consummation of the Merger shall have either expired or been terminated, and the waiting periods, approvals, clearances and consents listed in Section 1.01(c) of the Company Disclosure Letter shall have terminated, expired or been obtained, as applicable, and any applicable contractual timing agreements with Governmental Entities related thereto shall have been complied with or shall no longer be in effect (such condition in this clause (b), the “Regulatory Condition”).

Furthermore, notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for if, at the then-scheduled expiration of the Offer, any of the following conditions exists:

(i) there shall be any Legal Restraint in effect preventing or prohibiting the consummation of the Offer or the Merger (in each case, whether temporary, preliminary or permanent in nature);

(ii) (A) any representation or warranty of the Company set forth in Article IV (other than those set forth in Sections 4.01 (Organization, Standing and Power), 4.02(a), (c), (d), (e) and (f) (Capital Structure), 4.03 (Subsidiaries; Equity Interests), 4.04 (Authority; Execution and Delivery; Enforceability), 4.08(a) (Absence of Certain Changes or Events), 4.21 (Brokers and Other Advisors), 4.23 (Opinion of Financial Advisors) and 4.24 (No Vote Required)) shall not be true and correct at and as of the Agreement Date and at and as of the then-scheduled expiration of the Offer as if made as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”), (B) any representation or warranty of the Company set forth in Sections 4.01 (Organization, Standing and Power), 4.03 (Subsidiaries; Equity Interests), 4.04 (Authority; Execution and Delivery; Enforceability), 4.21 (Brokers and other Advisors), 4.23 (Opinion of Financial Advisors) and 4.24 (No Vote Required) shall not be (1) to the extent qualified therein as to “materiality” or “Company Material Adverse Effect,” true and correct in all respects at and as of the Agreement Date and at and as of the then-scheduled expiration of the Offer as if made as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), or (2) to the extent not so qualified, true and correct in all material respects at and as of the Agreement Date and as of the then-scheduled expiration of the Offer, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), (C) any representation or warranty of the Company set forth in Section 4.02(a), (c), (d), (e) and (f) (Capital Structure) shall not be true and correct other than in de minimis respects at and as of the Agreement Date and at and as of the then-scheduled expiration of the Offer as if made as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date) and (D) any representation or warranty of the Company set forth in Section 4.08(a) (Absence of Certain Changes or Events) shall not be true and correct in all respects as of the Agreement Date and at and as of the then-scheduled expiration of the Offer as if made as of such time;

(iii) the Company shall have failed to perform in all material respects the covenants and obligations to be performed by it as of such time under this Agreement;

(iv) since the Agreement Date, there shall have occurred any change, event, condition, development, circumstance, state of facts, effect or occurrence which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(v) Parent shall have failed to receive from the Company a certificate, dated as of the date on which the Offer expires and signed by an executive officer of the Company, certifying to the effect that the Offer Conditions set forth in clauses (ii), (iii) and (iv) have been satisfied as of immediately prior to the expiration of the Offer; or

(vi) this Agreement shall have been validly terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate or modify the Offer in accordance with the terms and conditions of this Agreement.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Merger Sub in whole or in part at any time and from time to time in their sole discretion to the extent permitted by applicable Law (other than the Minimum Tender Condition and the Termination Condition, which may not be waived by Parent or Merger Sub). The failure by Parent, Merger Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

EXHIBIT B

Certificate of Incorporation of the Surviving Corporation

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

DAY ONE BIOPHARMACEUTICALS, INC.

1. The name of the Corporation is: Day One Biopharmaceuticals, Inc.

2. The address of the Corporation’s registered office in the State of Delaware is [•]. The name of its registered agent at such address is: [•].

3. The nature of the business and the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as from time to time amended, the “DGCL”).

4. The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of common stock, $0.001 par value per share (the “Common Stock”). Shares of the Common Stock may be issued from time to time as the Board of Directors of the Corporation (the “Board”) shall determine and on such terms and for such consideration as shall be fixed by the Board. The amount of the authorized Common Stock of the Corporation may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Corporation entitled to vote.

5. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

6. Elections of directors need not be by written ballot unless required by the Bylaws of the Corporation. Any director may be removed from office either with or without cause at any time by the affirmative vote of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote, given at a meeting of the stockholders called for that purpose, or by the consent of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote, given in accordance with Section 228 of the DGCL.

7. In furtherance and not in limitation of the powers conferred upon the Board by law, the Board shall have the power to make, adopt, alter, amend and repeal from time to time the Bylaws of the Corporation by a majority vote at any regular or special meeting or by written consent, subject to the power of the stockholders to alter, amend and repeal Bylaws made by the Board.

8. The Corporation reserves the right at any time, from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Section 8.

9. To the fullest extent permitted by the DGCL as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided that nothing contained in this Section 9 shall eliminate or limit the liability of a director or officer (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provisions of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or modification of this Section 9 shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

10. The Corporation may indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.